UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMN HEALTHCARE SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

March 14, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of AMN Healthcare Services, Inc. (the “Company” or “AMN”) at the Company’s headquarters located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130, on April 12, 2011, at 1:00 p.m. Pacific Time. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying formal notice of the Annual Meeting and proxy statement.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2010 is enclosed. The formal notice of the Annual Meeting, the proxy statement and the proxy card follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented at the Annual Meeting. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Annual Meeting.

Thank you for your ongoing support of and continued interest in AMN.

Very truly yours

Susan R. Salka

Chief Executive Officer & President

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON APRIL 12, 2011 AT 1:00 P.M.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of AMN Healthcare Services, Inc. (the “Company”) will be held at the Company’s headquarters located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130, on April 12, 2011 at 1:00 p.m. Pacific Time or at any subsequent time which may be necessary by any adjournment or postponement of the Annual Meeting, for the following purposes:

(1)	To elect seven directors nominated by the Company’s Board of Directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified;

(2)	To approve, by non-binding advisory vote, the compensation of our named executive officers;

(3)	To recommend, by non-binding advisory vote, the frequency of executive compensation votes;

(4)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The items of business scheduled to be voted on at the Annual Meeting are those listed on this Notice of Annual Meeting. The Board of Directors has fixed the close of business on March 3, 2011 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Representation of at least a majority of the voting power represented by all outstanding shares is required to constitute a quorum at the Annual Meeting. Accordingly, it is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience.

Important Notice Regarding the Availability of

Proxy Materials for the Stockholders

Meeting to be Held on April 12, 2011.

The proxy statement and annual report to shareholders are available under “2011 Proxy Materials” at www.amnhealthcare.com/investors.

March 14, 2011:	By Order of the Board of Directors,

Denise L. Jackson
Senior Vice President, General Counsel and Secretary
San Diego, California

YOUR VOTE IS IMPORTANT. ACCORDINGLY, THE COMPANY URGES YOU TO

COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

i

ii

PROXY STATEMENT

for Annual Meeting of Stockholders

to be held on April 12, 2011

General

This proxy statement and proxy card, which are first being mailed to the stockholders of AMN Healthcare Services, Inc. (the “Company” or “AMN”) on or about March 14, 2011, is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of AMN for use at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held at the Company’s headquarters located at 12400 High Bluff Drive, Suite 100, San Diego, California, 92130, on April 12, 2011 at 1:00 p.m. Pacific Time, or at any subsequent time which may be necessary by any adjournment or postponement of the Annual Meeting.

Proxies in proper form received by the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement; and, in their discretion upon such other business as may properly come before the meeting. Business transacted at the Annual Meeting is confined to the purposes stated in the Notice of Annual Meeting.

Shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and Series A Conditional Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

Voting Securities

The Board of Directors, in accordance with the Amended and Restated By-laws of the Company (the “Bylaws”), has fixed the close of business on March 3, 2011 as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. At the close of business on the Record Date, the outstanding number of voting securities of the Company was 44,793,938 shares, including 39,186,103 shares of Common Stock and 5,607,835 shares of Preferred Stock. Shares of Preferred Stock vote on all matters with shares of Common Stock on an as-converted basis, with each holder of Preferred Stock entitled to one vote per share. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

Questions and Answers

What matters will be voted on at the Annual Meeting?

The following FOUR matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the seven directors nominated by our Board of Directors;

•	Proposal 2: To approve, by non-binding vote and on an advisory basis, the compensation of our named executive officers;

•	Proposal 3: To recommend, by non-binding vote and on an advisory basis, the frequency of executive compensation votes;

•	Proposal 4: To ratify the appointment of KPMG, LLP as our independent registered public accounting firm for fiscal year 2011; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the seven directors nominated by our Board of Directors and named in this Proxy Statement;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers;

•	FOR the frequency, on a non-binding advisory basis, of an annual advisory vote on executive compensation; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011.

Who is entitled to vote at the Annual Meeting?

Holders of our Common Stock and our Preferred Stock at the close of business on March 3, 2011, the Record Date, may vote at the Annual Meeting. We refer to the holders of our Common Stock and our Preferred Stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of Common Stock and one vote for each share of Preferred Stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (NYSE), your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. We believe that Proposal 4 — ratification of our auditor — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 3) or the approval of a majority of the votes cast or entitled to vote and present or represented by proxy (Proposals 1 and 2).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1 – Election of seven directors	Majority of the Votes Cast	No

Proposal 2 – Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present or Represented by Proxy	No

Proposal 3 – Advisory vote on frequency of executive compensation vote	Plurality of Votes Cast	No

Proposal 4 – Ratification of auditors for Fiscal Year 2011	Majority of the Shares Entitled to Vote and Present or Represented by Proxy	Yes

With respect to Proposal 1, the election of directors, you may vote FOR, AGAINST or ABSTAIN. Our Bylaws require that in an election such as this where the number of director nominees does not exceed the number of directors to be elected, each director will be elected by the vote of the majority of the votes cast (in person or by proxy). A “majority of votes cast” means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In accordance with our Bylaws, the following do not count as votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting, but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected. An incumbent director who is not elected because he or she does not receive a majority of the votes cast will continue to serve as a holdover director, but shall tender his or her resignation to the Board. Within ninety (90) days after the date of the certification of the election results, the Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken, and the Board will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it.

With respect to Proposals 2 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of these Proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 3, you may vote FOR Every Year, FOR Every Two Years, FOR Every Three Years, or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will not have an effect on the outcome of the vote.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Revocability of Proxies

A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving the Secretary of the Company a letter revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not alone constitute the revocation of a proxy.

Corporate Governance

Corporate Governance Guidelines.    All of the Company’s corporate governance materials, including the Corporate Governance Guidelines (“Guidelines”) and Board committee charters and codes of ethics, are published in the Corporate Governance section of the Company’s web site at www.amnhealthcare.com. These materials also are available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies the Guidelines, committee charters and key practices as warranted. Any modifications are reflected on the Company’s web site.

Codes of Ethics.    The Company has adopted a Code of Business Conduct and Ethics and a Code of Ethics for the Principal Executive Officer and Senior Financial Officers, which are both published on the Company’s website.

Director Independence.    The Board has adopted categorical standards for director independence. Under these standards, a director will not be considered independent if the director does not qualify as independent under Rule 303A.02(b) of the NYSE Listed Company Manual; the director or an immediate family member is a partner of or of counsel to a law firm that performs substantial legal services for the Company on a regular basis; or the director or an immediate family member is a partner, officer or employee of an investment bank or consulting firm that performs substantial services for the Company on a regular basis for which they receive compensation. The following relationships would not be considered to be material relationships that would impair a director’s independence: the director or an immediate family member is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the company for which he or she serves as an executive officer; the director or an immediate family member is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer and such indebtedness is not past due; or the director or an immediate family member serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts. The Board has determined that the director nominees, R. Jeffrey Harris, Michael M.E. Johns, Martha H. Marsh, Andrew M. Stern, Paul E. Weaver and Douglas D. Wheat, meet the Company’s categorical standards for director independence.

With regard to directors, the Corporate Governance Guidelines establish directors’ duties to adhere to the Code of Business Conduct and Ethics, specifically including the policies on conflicts of interest expressed therein, and to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are required to report any potential conflicts of interest immediately to the Chairman of the Corporate Governance Committee. The Guidelines further provide that the Company does not permit any director or executive officer, or their immediate family member (spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law; sons and daughters-in-law; and brothers and sisters-in-law and anyone (other than a tenant or employee) who shares such person’s home) (a “related person”) to enter into a transaction in which the Company is a participant, where (a) the amount involved exceeds $120,000; and (b) the related person had or will have a direct or indirect material interest without approval of the Board. The Company annually solicits information from directors and executive officers in order to monitor potential conflicts of interest and comply with Securities and Exchange Commission requirements regarding approval or disclosure of “related person transactions”.

Related Party Transactions.    On September 1, 2010, the Company completed its acquisition of NF Investors, Inc. (“NFI”) (the “Merger”), the parent company of Medfinders, one of the nation’s leading providers of clinical workforce managed services programs. As consideration for the Merger, we issued former NFI stockholders, including GSUIG, L.L.C. (“GSUIG”) and HWP Capital Partners II, L.P. (“HWP”), and certain affiliates, shares of our Common Stock and shares of our newly created Preferred Stock, and provided payment for certain obligations of NFI payable at the closing of the Merger, including a management fee, transaction fee and fees and expenses related to the Merger. As a result of the transaction, GSUIG owns approximately 14.37% of our outstanding Common Stock and Preferred Stock (including shares of Preferred Stock held in escrow for the benefit of GSUIG) and HWP owns approximately 5.15% of our outstanding Common Stock and Preferred Stock (including shares of Preferred Stock held in escrow for the benefit of HWP).

In connection with the Merger, certain former NFI stockholders, including GSUIG and HWP, and certain of their affiliates (collectively, the “Registration Rights Holders”) entered into a stockholders agreement (the “Stockholders Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with the Company.

Under the Registration Rights Agreement, the Company granted the Registration Rights Holders and their permitted assignees and pledgees certain registration rights with respect to (i) the shares of common stock issuable to the Registration Rights Holders upon the conversion of the Preferred Stock that was issued to them in connection with the Merger; (ii) the shares of common stock issued to the Registration Rights Holders in connection with the Merger; and (iii) the shares of common stock otherwise owned by the Registration Rights Holders as of the time of the Merger (collectively, the “Registrable Securities”). In accordance with the Registration Rights Agreement, on December 21, 2010, the Company filed a registration statement on Form S-3 covering 10,718,486 shares of common stock that constituted Registrable Securities that was declared effective by the SEC on January 26, 2011. If the Company is not eligible to use Form S-3 at any time after March 1, 2011, the Registration Rights Holders will be entitled to two demand registrations provided that any such demand registration must have an anticipated aggregate offering price to the public of at least $20 million, or less than $20 million if such demand registration includes the remainder of the securities covered by the Registration Rights Agreement.

After March 1, 2011, the Registration Rights Holders are also entitled to unlimited piggyback rights on any registrations by the Company for its own account or the account of another stockholder, subject to certain exceptions. The registration rights are subject to customary limitations and exceptions, including certain cutbacks by the underwriters if the offering would have a material adverse effect on the distribution or the sales price of the common stock in the offering. In connection with the Registration Rights Agreement, the Company agreed to indemnify any selling stockholders, and the Company will bear all fees, costs and expenses (except underwriting discounts and selling commissions), including the expenses associated with the registration statement on Form S-3 filed on December 21, 2010.

Pursuant to the Stockholders Agreement, the Registration Rights Holders are subject to certain transfer restrictions with respect to their Preferred Stock (and shares of common stock issued upon conversion of such shares of Preferred Stock). Subject to certain exceptions, the Registration Rights Holders are prohibited from transferring shares of Preferred Stock (or shares of common stock issued upon conversion of such shares of Preferred Stock) to a competitor of AMN without our prior consent or otherwise transferring such shares in an amount constituting 5% or more of the voting capital stock of AMN then outstanding to a third party or any such shares to a third party who, immediately following such transfer, would beneficially own more than 15% of the voting capital stock of AMN then outstanding.

The Stockholders Agreement also limits the timing and amount of Registrable Securities that the Registration Rights Holders may publicly sell pursuant to the Registration Rights Agreement. During the period from March 1, 2011 to September 1, 2011, each Registration Rights Holder may only publicly sell up to 20% of the Registrable Securities owned by such Registration Rights Holder as of September 1, 2010. In addition, during each six-month period after September 1, 2011, each Registration Rights Holder may publicly sell an additional 20% of the Registrable Securities owned by such Registration Rights Holder (with each additional 20% being cumulative and in addition to the amount such Registration Rights Holder and its affiliates was otherwise permitted to sell but did not sell during the prior periods). These restrictions do not apply to private sales of common stock by the Registration Rights Holders.

The Stockholders Agreement also gave two former NFI stockholders, GSUIG and HWP, the right to nominate two directors to AMN’s board of directors to serve until the first annual or special meeting of stockholders of AMN at which directors are to be elected, which will be the 2011 Annual Meeting. Martin Chavez and Wyche Walton were appointed as the two initial directors. Until December 2010, Mr. Chavez was a managing director of Goldman, Sachs & Co., an affiliate of GSUIG. Effective December 1, 2010, he became a managing partner in New MainStream Capital, LLC (“NMS”). NMS Capital Services, LLC, an affiliate of NMS, is party to a consulting agreement with Goldman, Sachs & Co., terminable at any time, pursuant to which NMS provides services for three companies in which GSUIG has invested, including AMN. Such services included having Mr. Chavez serve as GSUIG’s representative on AMN’s Board of Directors. Mr. Walton, who joined our Board, pursuant to the Stockholders Agreement, continues to be a managing director and an officer in HWP and its affiliate Haas Wheat & Partners Incorporated and has an equity interest in HWP. He serves as HWP’s nominee to the AMN Board until the 2011 Annual Shareholders meeting at which time his term will expire.

If HWP holds less than 5%, or GSUIG holds less than 10%, each on an as-converted basis, of AMN’s issued and outstanding capital stock at any time prior to the 2011 Annual Meeting, then AMN has the right to immediately remove, respectively, Mr. Walton or Mr. Chavez from the Board of Directors. Furthermore, for as long as GSUIG holds 10% or more of AMN’s issued and outstanding capital stock (on an as-converted basis), GSUIG has the right to nominate one director to AMN’s Board of Directors.

Risk Management.    The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term shareholder value. This includes recognizing the Company’s enterprise-wide risk philosophy and profile in setting the Company’s overall strategy and direction. Each of the Board’s standing committees, which are identified below, focuses attention on risk areas implicated by its area of expertise, with special responsibilities possessed by the Audit Committee.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s compliance with legal, ethical and regulatory requirements, and the Company’s process to manage business and financial risk. The Committee’s specific duties include: oversight of the work of the independent auditors; reviewing and discussing with Company management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies; reviewing any attorneys’ reports containing evidence of material violations of securities laws and breaches of fiduciary duty or other similar violations of state or federal law; and reviewing the results of significant investigations, examinations or reviews performed by regulatory authorities and management’s responses.

The Compensation Committee is responsible for analyzing the Company’s compensation practices with regard to risk. The Company’s incentive compensation is designed to reward officers and other key employees for committing to and delivering on financial goals that are intended to be challenging yet (i) provide them a reasonable opportunity to reach the threshold amount; (ii) require meaningful revenue and profitability performance to reach the target level; and (iii) require substantial revenue and profitability performance to reach the maximum level. The amount of financial performance required to reach the maximum level of compensation is developed within the context of annual budget planning and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial and operating stability. The Compensation Committee has reviewed the Company’s material cash incentive plans, which fall into two types: (1) those for front line sales production employees and (2) those for the sales and corporate leadership. The front line sales incentive plans typically provide incentives based on quarterly financial or individual and team operational metrics, and monthly or quarterly payouts. The sales and corporate leadership plans use financial targets, which are based on consolidated and/or division metrics. For vice presidents and above, the variable compensation awards are formulaic, with each formula linked directly to the performance of the Company (or a particular division thereof). The Company has internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational and compliance policies and practices that are designed to keep these compensation programs from being susceptible to manipulation by any employee, including our named executive officers.

The Committee considered the risks associated with the plans in light of several factors, including the amount of incentive compensation as a percentage of total incentive cash paid and as a percentage of division revenue and gross profit; the number of plan participants in any particular plan as a percentage of total incentive plan participants; and the amount of incentive compensation per individual plan participant, which typically ranges from 10-60% of total compensation. With respect specifically to equity awards granted annually to executive officers and certain key employees, the Committee believes the use of equity and the mix of stock appreciation rights and restricted stock units (and beginning in 2011, also performance-based restricted stock units) balances risk and reward by discouraging excessive risk that could threaten the long term value of our Company, but at the same time encourages innovation to build the Company’s value in the short and long term. The Committee also reviewed our program for design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as: too much focus on equity, compensation mix overly weighted toward short term results; highly leveraged payout curves and steep payout cliffs at specific performance levels that could encourage short-term actions to meet payout thresholds; and unreasonable goals or thresholds. Based on this analysis and the recommendations of the Committee, the Board of Directors has determined that the Company’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Meetings of the Board of Directors and Certain Committees of the Board of Directors

During 2010, the Board of Directors met ten times and took action by unanimous written consent one time. No member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director) and (ii) the number of meetings held by all committees of the Board (during the periods that he or she served on such committees). Directors are also encouraged but not required to attend the Company’s Annual Meeting of Stockholders. Seven directors, each of the Company’s directors standing for election who was a director at the time, attended the Company’s 2010 Annual Meeting of Stockholders.

The Company currently separates the roles of Chairman of the Board and Chief Executive Officer. The Board believes that the current structure promotes independence and contributes to good corporate governance. Our CEO, Ms. Salka, is responsible for setting the strategic direction for the Company and its day-to-day leadership and performance, while the Chairman of the Board, Mr. Wheat, provides guidance to the CEO and presides over meetings of the full board. The Board of Directors believes that this leadership structure is best for the Company at the current time, as it appropriately balances the need for the CEO to run the Company on a day-to-day basis, with significant involvement and authority vested in an outside independent board member. Our CEO is the only member of our Board who has not been deemed to be independent by the Board. The Company has standing Audit, Corporate Governance, Compensation and Stock Plan and Executive Committees. The Board Committees are chaired by independent directors, each of whom reports to the full Board on the activities and decisions made by the committees at Board meetings. Committee assignments and the designation of committee chairs are based on the director’s independence, knowledge, interests and areas of expertise. We believe this structure helps facilitate efficient decision-making and communication among our directors and fosters efficient Board functioning at regularly scheduled meetings. The current functions and members of each committee are described below.

Audit Committee.    During 2010, the Audit Committee was composed of Paul E. Weaver, Andrew M. Stern and R. Jeffrey Harris, with Mr. Weaver serving as Chairman. The Audit Committee met eight times in 2010. The

Board has determined that all Committee members are financially literate, and Mr. Weaver satisfies the criteria for “an audit committee financial expert” as defined by SEC rules and regulations. All members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act and Section 303A of the NYSE Listed Company Manual. Our Audit Committee Charter is published on the Company’s web site at www.amnhealthcare.com under the Investors/Corporate Governance section.

The duties of the Audit Committee are set forth in its charter, which was adopted by the Board on October 17, 2001 and last amended in February 2011. The Audit Committee is charged with the responsibility of overseeing the financial reporting process of the Company. In the course of performing its functions, the Audit Committee (i) reviews the Company’s internal accounting controls and audited financial statements; (ii) reviews with the Company’s independent registered public accounting firm the scope of their audit, their report and their recommendations; (iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them; and (iv) appoints the Company’s independent registered public accounting firm, subject to ratification by the Company’s stockholders.

Corporate Governance Committee.    During 2010, the Corporate Governance Committee was composed of Andrew M. Stern, Hala G. Moddelmog, Michael M.E. Johns and Martha H. Marsh, with Mr. Stern serving as Chairman. Ms. Moddelmog served on the Corporate Governance Committee from January 1, 2010 through May 14, 2010. Ms. Marsh was appointed to the Corporate Governance Committee on September 21, 2010. During 2010, the Corporate Governance Committee met four times. All members of the Corporate Governance Committee meet the standards for independence required by the NYSE.

Committee Responsibilities.    The duties of the Corporate Governance Committee are set forth in its charter adopted by the Board in October 2001 and last amended in February 2010. Our Corporate Governance Committee Charter is published on the Company’s web site at www.amnhealthcare.com under the Investors/Corporate Governance section. The Corporate Governance Committee (i) identifies and recommends individuals qualified to become members of the Board; (ii) evaluates the corporate governance guidelines applicable to the Company; (iii) reviews the Board’s performance on an annual basis; and (iv) makes recommendations with respect to potential successors to the Chief Executive Officer.

Director Nominee Procedures.    In evaluating and determining whether to recommend a person as a candidate for election as a director, the Corporate Governance Committee considers the qualifications set forth in the Company’s corporate governance guidelines including issues of judgment, business and management experience (including financial literacy), leadership, strategic planning and diversity. The Committee also takes into account specific characteristics and expertise that the directors believe could enhance the diversity, in terms of knowledge, expertise, background and personal characteristics, and effectiveness of the Board.

The Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from its directors, officers, shareholders or it may choose to engage a search firm. The Committee evaluates nominees on the basis of the criteria outlined in its Corporate Governance Guidelines and applies the same criteria to all candidates it considers, including any candidates submitted by shareholders. These criteria include seeking candidates from a broad spectrum of experience and expertise and a reputation for integrity. The Board specifically considers a candidate’s judgment, business and management experience (including financial literacy), leadership, strategic planning, personal characteristics, understanding of the healthcare industry, knowledge of and relationships with the Company’s clients and other stakeholders, and independence from management. The Board seeks directors whose specific qualities, experience and expertise will augment the current Board’s makeup and whose past experience evidences they will dedicate sufficient time, energy and attention to ensure the diligent performance of Board duties; comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations; and adhere to the Company’s Code of Business Conduct and Ethics. The Committee may also engage a third party to conduct or assist with the evaluation.

The Corporate Governance Committee will consider shareholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the Bylaws, and outlined below. In order to have a nominee considered by the Corporate Governance Committee for election at the 2012 annual meeting, a shareholder must submit the recommendation in writing to the attention of the Company’s Secretary at the Company’s headquarters no later than January 13, 2012. Any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description of the candidate, including the candidate’s occupation for at least the last five years, and a statement of the qualifications of the candidate taking into account the qualifications requirements set forth in the Company’s Corporate Governance Guidelines; as well as: (i) the name and address, as they appear on the Company’s books, of the stockholder and the name and address of any beneficial owner on whose behalf a nomination is being made and the names and addresses of their affiliates, (ii) the class and number of shares of stock held of record and beneficially by such stockholder, and any such beneficial owner or affiliate, and the date such shares were acquired, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among such stockholder, beneficial owners, affiliates or any other persons (including their names) acting in concert with any of the foregoing, and a representation that the stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the notice of nomination by, or on behalf of, such stockholder, beneficial owners or affiliates the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of such stockholder, beneficial owners or affiliates with respect to shares of stock of the Company (a “Derivative”) and a representation that the stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such stockholder, beneficial owners or affiliates have a right to vote any shares of stock of the Company, (vi) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (vii) all information regarding each stockholder nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 14 of the Exchange Act, or any successor statute thereto, and the written consent of each such stockholder nominee to being named in a proxy statement as a nominee and to serve if elected, (viii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder, beneficial owners, affiliates or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such stockholder, beneficial owner or any person acting in concert therewith, were the “registrant” for purposes of such rule and the stockholder nominee were a director or executive of such registrant, (ix) a statement whether such stockholder nominee agrees to tender a resignation if he or she fails to receive the required vote for re-election, in accordance with Section 3.3 and the Company’s Corporate Governance Guidelines; and (x) all other information that would be required to be filed with the SEC if such stockholder, beneficial owner or Affiliate were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor statute thereto.

The Company may require any stockholder nominee to furnish such other information as it may reasonably require to determine the eligibility of such stockholder nominee to serve as a director of the Company. Once the

Company receives the recommendation, it will deliver to the candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement or other regulatory filings, if nominated. Candidates must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Corporate Governance Committee.

Except insofar as relates to the Stockholders Agreement entered into in connection with the Medfinders acquisition giving GSUIG and HWP the right to nominate two directors as discussed above on page 6, the Corporate Governance Committee did not receive a recommendation for a director nominee from any stockholder during 2010.

Compensation and Stock Plan Committee.    During 2010, the Compensation and Stock Plan Committee was composed of R. Jeffrey Harris, Hala G. Moddelmog, Michael M. E. Johns and Martha H. Marsh, with Mr. Harris serving as Chairman. Ms. Moddelmog served on the Compensation and Stock Plan Committee from January 1, 2010 through May 14, 2010. Ms. Marsh was appointed to the Compensation and Stock Plan Committee on September 21, 2010. The Committee met seven times during 2010.

The duties of the Compensation and Stock Plan Committee are set forth in its charter adopted in March 2004 and last amended in December 2010. The Committee (i) reviews, administers, and where applicable, makes recommendations to the Board of Directors with respect to the compensation of CEO and all senior officers that report directly to the CEO and directors and with respect to the Company’s incentive compensation plans and equity-based plans; (ii) prepares the Compensation Committee Report required by the SEC to be included in the Company’s annual proxy statement (including the executive compensation that is subject to a non-binding shareholder “say on pay” vote); (iii) recommends the frequency of the “say on pay” vote in the non-binding shareholder proposal required by SEC rules; (iv) oversees the preparation of the Company’s Compensation Disclosure and Analysis as required by the SEC to be included in the Company’s annual proxy statement and recommends its inclusion in the proxy statement to the Board; and (v) evaluates the performance of the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation.    The Committee is composed exclusively of non-employee, independent directors, none of whom has a business relationship with the Company, other than in his or her capacity as director, or has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements. All members of the Compensation and Stock Plan Committee meet the standards for independence required by the NYSE. Our Compensation and Stock Plan Committee Charter is published on the Company’s web site at www.amnhealthcare.com under the Investors/Corporate Governance section.

The Committee reviews all elements of compensation of the executive officers and senior officers that directly report to the Chief Executive Officer on an annual basis and will consider changes at other times if a change in the scope of the officer’s responsibilities justifies such consideration. The Committee generally conducts its salary and bonus structure review for a particular year in the last quarter of the previous year or early in the subject year. At that time, the Committee reviews peer benchmarking information relating to financial performance and compensation levels, national survey data, the individual’s performance and duties, analysis and advice from its compensation consultant, the Company’s performance, and the recommendations of the CEO (who does not provide a recommendation for herself) in establishing compensation. With respect to the Company’s Senior Management Incentive Bonus Plan (the “Bonus Plan”), which was approved by our stockholders in May 2003 and reapproved by our stockholders in April 2008, the Committee, as the administrator of the Bonus Plan, designates which participants are eligible for an award, the performance criteria for the award and the maximum award each year. Prior to or at the beginning of each fiscal year, the Board sets financial targets for the Company’s performance. Thereafter, the Committee sets the range of financial performance and corresponding targets for the named executive officers’ cash incentive compensation under the Bonus Plan.

The Committee also grants annual equity awards under the AMN Healthcare Equity Plan (the “Equity Plan”). In addition to the regular annual grants, we have granted equity awards to key employees upon their initial employment, promotion or as special retention awards. The Committee has authorized our CEO to grant equity awards to non-officer employees within certain individual and aggregate thresholds with the effective date of each such grant generally being the effective date of the grantee’s promotion or commencement of employment. The awards are reviewed by the Committee. We do not have any practice to time the grant of equity awards pursuant to the Equity Plan in conjunction with the release of material non-public information.

The Committee retains an independent consultant to assist the Committee in fulfilling its responsibilities. In 2008, as the Committee began preparing for 2009 compensation decisions, the Committee engaged Frederic W. Cook & Co., Inc. as its compensation consultant, with the objective of reviewing the Company’s executive compensation program’s continued competitiveness and its effectiveness in supporting the Company’s strategic objectives. The Board continues to consult with Frederic W. Cook & Co. on a variety of topics, including, among others the Company’s equity compensation program, the design of the Company’s cash incentive program, the evaluation of the alignment of the Company’s executive compensation program with its shareholders interests, the risks presented by the Company’s executive compensation program structure and the assessment of the program compared to the Company’s peers. In retaining Frederic W. Cook & Co., the Committee considered directors’ experience with this consultant on other boards, the consultant’s knowledge and experience in executive compensation program design, corporate finance and legal and regulatory issues and experience providing consultative services to boards, as well as the consultant’s analysis of our existing program and proposal of key considerations in evaluating and strengthening our program. When selecting compensation consultants, legal counsel or other advisors, the Compensation Committee considers factors affecting independence. Frederic W. Cook & Co. has no other relationship with nor provides any other services to the Company.

Executive Committee.     During 2010, the Executive Committee was composed of Douglas D. Wheat, Susan R. Salka and Paul E. Weaver. The Executive Committee exercises the power of the Board of Directors in the interval between meetings of the Board. The Executive Committee met six times in 2010.

Executive Sessions of Non-Management Directors

The Board has regularly scheduled meetings during the year for non-management directors without management present. During 2010, the Company’s Chairman presided at the meetings of non-management directors. The non-management directors may meet without management present at times as determined by the Chairman, or, should there not be one, the Presiding Director.

Communications with the Board of Directors

The Board has established the following procedure for stockholders to communicate with members of the Board and for all interested parties to communicate with the presiding director or the non-management directors as a group. All such communications should be addressed to the attention of the Company’s Secretary at the Company’s headquarters, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130. The Secretary collects and maintains a log of all such communications and forwards any that the Secretary believes require immediate attention to the appropriate member or group of members of the Board, who determine how such communications should be addressed.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for the Board of Directors

Seven directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting or until their successors are duly elected and qualified, or until the director resigns, is removed, or becomes disqualified. The proxy will be voted in accordance with the directions stated on the card, or if no directions are stated, for election of each of the seven nominees listed below. Upon the recommendation of the Corporate Governance Committee, the members of the Board of Directors (the “Board”) have nominated for election seven current directors of the Company. The director nominees for election named below are willing to be duly elected and to serve. If any such nominee is not a candidate for election at the Annual Meeting, an event that the Board does not anticipate, the proxies will be voted for a substitute nominee. Information with respect to the business experience, qualifications and affiliations of the Company’s director nominees is set forth below.

Director Nominees:

R. Jeffrey Harris, age 56, has served as a director of the Company since September 2005, and is Chairman of the Compensation and Stock Plan Committee and is also a member of the Audit Committee. The Board has concluded that Mr. Harris is qualified to serve on the Board because he brings considerable mergers and acquisition experience, with acquisitions constituting a key component of the Company’s growth strategy. In addition, Mr. Harris has experience as a director on public company Compensation and Corporate Governance Committees, which experience is essential in helping to guide the Company’s executive compensation programs that are fundamental to its recruiting, retention and succession planning strategies. Mr. Harris served on the Board of Sybron Dental Specialties in 2005 and 2006, until it was sold to Danaher Corp. Mr. Harris served on the board of Playtex Products, Inc. from 2001 until it was sold to Energizer Holdings in October 2007. Mr. Harris was a Board member of Prodesse, Inc., an early stage biotechnology company, from 2002 until 2009 when it was acquired by Gen-Probe Incorporated. Since 2004, Mr. Harris has been a board member of PhysioGenix, Inc., a contract research company, and since 2008, Mr. Harris has been a director of Guy & O’Neill, Inc., which is in the business of formulation, packaging and liquid filling. Mr. Harris served as Of Counsel to Apogent Technologies Inc. from December 2000 through 2003, and served as Vice President, General Counsel and Secretary of Apogent Technologies Inc. from 1988 to 2000. He served as a director of Apogent Technologies from 2000 until 2004, when Apogent Technologies was acquired by Fisher Scientific International, Inc.

Michael M.E. Johns, M.D., age 69, has served as a director since December 2008, and serves as a member of the Compensation and Stock Plan and Corporate Governance Committees. The Board has concluded that Dr. Johns is qualified to serve on the Board because he has extensive healthcare experience and is a recognized healthcare thought leader. This expertise is vital in shaping the Company’s strategy to deliver innovative and expanded service offerings that meet our hospital and healthcare facility clients’ continually changing needs, as the practice of healthcare evolves and in light of extensive healthcare reform legislation. In addition, Dr. Johns has experience sitting on the Board of a large publicly-traded company, Johnson & Johnson, since 2005, and serving on its Compensation Committee. In October 2007, Dr. Johns was appointed Chancellor of Emory University. From 1996 to 2007, Dr. Johns served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University and the Chairman of the Board of Directors of Emory Healthcare. From 1990 to 1996, Dr. Johns was Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. In addition to Johnson & Johnson, Dr. Johns also serves on several boards, including the Genuine Parts Company since 2000, where he serves on the compensation, governance and nominating committee, and the Board of Regents of the Uniformed Services University for the Health Sciences. He also sits on several philanthropic boards, including the National Health Museum Board.

Martha H. Marsh, age 62, has served as a director since September 2010, and serves as a member of the Compensation and Stock Plan and Corporate Governance Committees. The Board has concluded that Ms. Marsh is qualified to serve on the Board because she has extensive C-suite leadership and expertise in the healthcare industry, including having been named as one of the nation’s 100 most powerful people in healthcare by Modern Healthcare in 2004. Ms. Marsh’s experience and understanding of the challenges and opportunities of large healthcare facilities is immensely useful in directing the Company’s strategy to innovate and provide enhanced and expanded service offerings to meet our clients’ shifting needs. Ms. Marsh served as President and Chief Executive Officer (CEO) of Stanford Hospital and Clinics for eight years, from April 2002 until her retirement in August 2010. Previously, Ms. Marsh served as the CEO of UC Davis Medical Center and the Chief Operating Officer of the UC Davis Health System from 1999 to 2002. Prior to that time, she served as the Senior Vice President for Professional Services and Managed Care at the University of Pennsylvania Health System, and before that as President and CEO of Matthew Thornton Health Plan, in Nashua, New Hampshire. Ms. Marsh is a past Chair of the Board of Trustees for the California Hospital Association and the California Association of Hospitals and Health Systems. Appointed by President George W. Bush in 2003, Ms. Marsh has served on the National Infrastructure Advisory Council. She also serves on the boards of Teichert and Radisphere, two privately held companies.

Susan R. Salka (formerly, Nowakowski), age 46, joined the Company in 1990 and has been a director since September 2003. She serves as a member of the Executive Committee of the Board of Directors. The Board has concluded that Ms. Salka is qualified to serve on the Board because she has over twenty years of experience in the healthcare services industry, including twenty-one years’ experience leading at AMN and growing the Company both organically and through acquisition, into the national industry leader. Ms. Salka also has experience serving on other public company boards. Ms. Salka has been the Company’s President since May 2003 and the Chief Executive Officer since May 2005. Ms. Salka has been employed at the Company in a variety of leadership roles, including Chief Financial Officer and Chief Operating Officer, since 1990. Prior to joining the Company, Ms. Salka worked at BioVest Partners, a venture capital firm, and at Hybritech, a subsidiary of Eli Lilly & Co. which was later acquired by Beckman Coulter. Ms. Salka has served on the board of directors of Beckman Coulter since December 2007 where she sits on the Audit Committee, and served on the board of Playtex Products, Inc. from 2001 until it was sold to Energizer Holdings in October 2007. Ms. Salka also serves on the boards of BIOCOM and the San Diego State University Campanile Foundation.

Andrew M. Stern, age 61, has served as a director of the Company since November 2001 and is Chairman of the Company’s Corporate Governance Committee and is a member of the Audit Committee. The Board has concluded that Mr. Stern is qualified to serve on the Board because he brings deep and long-standing healthcare industry experience as well as unparalleled investor communications and media expertise that have been critical in guiding the Company’s structuring of its communications strategy with regard to investors, clients and other key stakeholders. Mr. Stern has served as Chairman of the Board and Chief Executive Officer of Sunwest Communications, Inc., a public relations firm, since 1983. From 1975 to 1977, he served as Staff Assistant to President Gerald R. Ford at The White House and then served in senior corporate positions until founding Sunwest in 1982. Mr. Stern also serves as a director of Medical City Dallas Hospital, an advisory director of NeoSpire, Inc. and is past Chairman of the Texas Healthcare Trustees Association and past director of DNB Bancshares.

Paul E. Weaver, age 65, has served as a director of the Company since July 2006. Mr. Weaver also serves as Chairman of the Company’s Audit Committee. He is designated as a financial expert on that committee, bringing his significant international audit and finance experience. Mr. Weaver also serves as member of the Executive Committee of the Board of Directors. Mr. Weaver is a former Vice Chairman of PricewaterhouseCoopers, LLP and was Chairman of the firm’s global technology, infocom and entertainment/media practice group. Mr. Weaver serves on the boards of Unisys Corporation and WellCare Health Plans, Inc., serving as Chairman of the Audit Committees of both boards and on the compensation committee of both companies. Mr. Weaver previously was on the boards of Idearc, Inc. and Gateway, Inc. He also serves on the corporate advisory board of the University of Michigan Business School, and is Chairman of the Board of the Statue of Liberty/Ellis Island Foundation. In addition to fulfilling the Sarbanes-Oxley financial expert requirement for the Audit Committee, the Board has further concluded that Mr. Weaver is qualified to serve on the Board owing to his extensive international audit and finance experience and sophistication which are instrumental to the Audit Committee’s effective review of periodic financial disclosures, evaluation of the Company’s independent auditors and internal controls, and understanding of critical accounting practices and principles as well as complex tax matters impacting the Company.

Douglas D. Wheat, age 60, has served as a director of the Company almost continuously since November 1999. Mr. Wheat is the Chairman of the Company’s Board of Directors and also serves as a member of the Company’s Executive Committee. The Board has concluded that Mr. Wheat is qualified to serve on the Board because he offers the Board unparalleled healthcare staffing industry knowledge as well as expertise in the area of corporate finance, mergers and acquisitions that are critical to the Company’s successful design and implementation of its acquisition and growth strategy. Mr. Wheat previously served on the boards of several companies, including Nebraska Book Company, Inc., Smarte Carte Corporation, and Playtex Products, Inc. of which he was Chairman from 2004 to 2006. Mr. Wheat is currently Chairman of the Board of SuperMedia, Inc., an advertising company for local small- to medium-sized businesses and publisher of yellow pages directories. Mr. Wheat is Partner of Southlake Equity Group, and previously served as Chairman of Foxbridge Partners, LLC and President of Haas Wheat & Partners, L.P.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH OF THE SEVEN (7) DIRECTOR NOMINEES NAMED ABOVE.

Non-Director Executive Officers

Bary G. Bailey, age 52, served as the Company’s Chief Financial Officer from August 2009 until January 24, 2011. Prior to joining the Company, from 2002 until 2007, Mr. Bailey was Chief Financial Officer and Executive Vice President at Valeant Pharmaceuticals International, a specialty pharmaceutical company. Prior to joining Valeant, Mr. Bailey was EVP of Strategy and Technology for PacifiCare Health Systems, Inc., a firm that provides managed care and other health insurance products to employer groups, individuals and Medicare beneficiaries. Before that, Mr. Bailey served as EVP of Strategic Initiatives and later CFO at Premier, Inc., one of the largest Healthcare Group Purchasing Organizations in the United States. Mr. Bailey has also held a variety of finance roles at American Medical International (which was purchased by Tenet Healthcare Corporation). He began his career at Arthur Andersen & Company, serving the banking, entertainment, airlines, healthcare and insurance industries. Mr. Bailey has been a certified public accountant (inactive) for more than 20 years and holds a Bachelor of Science degree in finance from California State University, Long Beach.

Ralph Henderson, age 50, joined the Company as President, Nurse Staffing in September 2007, and in February 2009 was named President, Nurse and Allied Staffing. Mr. Henderson is responsible for leading the sales and financial performance of AMN’s nurse and allied staffing division, the Company’s largest business segment. Prior to joining the Company, Mr. Henderson served as Senior Vice President, Group Executive for Spherion, Inc., one of the largest staffing providers in the United States. Mr. Henderson started with Spherion in 1995 and held several leadership positions, including Regional Vice President and General Manager, Vice President of National Accounts, and Senior Vice President, Western Division. Prior to Spherion, Mr. Henderson was employed by American Express for nine years where in his last role he was Vice President of Sales and Account Management in the Travel Management Services Division. Mr. Henderson holds a Bachelor of Science degree in Business Administration from Northern Arizona University.

Denise L. Jackson, age 46, joined the Company as General Counsel and Vice President of Administration in October 2000. Ms. Jackson is responsible for the legal, corporate governance, executive compensation, risk management, corporate audit services and government affairs functions of the Company. She was appointed the Company’s Secretary in May 2003 and Senior Vice President in November 2004. From 1995 to September 2000, Ms. Jackson worked for The Mills Corporation serving as Vice President and Senior Counsel from 1998 to 2000. She holds a Juris Doctorate degree from the University of Arizona, a Master of Public Health from The George Washington University and a Bachelor of Science in Liberal Studies from the University of Arizona. Ms. Jackson is licensed as an attorney in California, the District of Columbia, Arizona and New York.

Brian M. Scott, age 41, joined the Company in December 2003 and was appointed Chief Financial Officer and Chief Accounting Officer, effective January 24, 2011. Prior to becoming CFO/CAO, Mr. Scott served in a variety of financial and operational roles including most recently as Senior Vice President of Operations Finance and Business Development, in which capacity he oversaw the Company’s corporate financial planning and analysis, capital funding and business development activities. He has also served as president of AMN’s pharmacy staffing division and as Director, Senior Director and Vice President of Finance where his roles have included overseeing all accounting operations and SEC reporting. Mr. Scott started his career in San Francisco with KPMG and later was a partner in a mid-sized CPA firm. Prior to joining AMN, Mr. Scott served as controller of a biotechnology company. He is a certified public accountant (inactive) in California, and received his bachelor’s degree in accounting from California Polytechnic State University, San Luis Obispo and an MBA from the McCombs School of Business at the University of Texas at Austin.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following two tables set forth certain information as of the Record Date regarding (i) each person known by the Company to be the beneficial owner of more than 5% of, respectively, the outstanding shares of Common Stock or Preferred Stock, (ii) each director and director nominee of the Company, (iii) the named executive officers and (iv) all executive officers and directors as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Beneficial ownership includes shares for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes shares that each such person or group had the right to acquire on or within 60 days following the Record Date, including upon the exercise of options or warrants.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class	Number of Shares of Preferred Stock Beneficially Owned	Percent of Class
The Goldman Sachs Group, Inc.(1)	5,789,241	13.81%	2,742,329.2	48.90%
Goldman, Sachs & Co. (1)	5,782,966	13.81%	2,742,329.2	48.90%
GSUIG, L.L.C(1)	5,754,782	13.73%	2,742,329.2	48.90%
EdgePoint Investment Group Inc.(2)	4,477,000	11.42%	—	—
Wells Fargo and Company(3)	3,753,329	9.58%	—	—
BlackRock, Inc.(4)	3,230,459	8.24%	—	—
Robert B. Haas(5)	2,090,979	5.25%	658,556.0	11.74%
HWP Capital Partners II, L.P.(6)	1,982,432	4.99%	556,283.6	9.92%
Susan R. Salka(7)	865,468	2.21%	—	—
Denise L. Jackson(8)	230,848	*	—	—
Ralph Henderson(9)	147,955	*	—	—
Andrew M. Stern(10)	131,218	*	—	—
Bary G. Bailey(11)	122,012	*	—	—
Douglas D. Wheat(12)	104,760	*	—	—
Paul E. Weaver(13)	96,717	*	—	—
R. Jeffrey Harris(14)	67,218	*	—	—
Dr. Michael M.E. Johns(15)	29,046	*	—	—
Martha H. Marsh(16)	7,468	*	—	—
Martin E. Chavez(17)	7,468	*	—	—
Wyche H. Walton(18)	7,468	*	—	—
All directors, director nominees and executive officers as a group	1,828,093	4.67%	—	—

*	Less than 1%.

(1)

Goldman, Sachs & Co. (“GS & Co.”) is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). GS Group is the sole member of GSUIG, L.L.C. (“GSUIG”). GS & Co. serves as the investment manager for GSUIG. GS Group and GS & Co. by virtue of their relationship with GSUIG, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the shares of Common Stock and Preferred Stock beneficially owned by GSUIG. Common stock ownership amounts for each is based on information contained in a Schedule 13D/A filed with the SEC on December 17, 2010. The number of shares of Common Stock beneficially owned by each, as indicated in the table above, includes (i) 3,012,454 shares of Common Stock issued to GSUIG at the closing of the Merger, (ii) 2,536,660 shares of Common Stock issuable upon conversion of the Preferred Stock issued to GSUIG at the closing of the Merger, (iii) 102,272 shares of Common Stock issuable upon conversion of the Preferred Stock issued to GSUIG pursuant to a Management Termination and Release Agreement and (iv) 103,396 shares of Common Stock issuable upon conversion of the Preferred Stock delivered to GSUIG from escrow as a consideration adjustment pursuant to the Merger Agreement. For GS

Group and GS & Co., the aggregate number of shares also includes 28,184 shares of Common Stock acquired by GS & Co. or another wholly-owned broker or dealer subsidiary of GS Group in ordinary course trading activities. For GS Group, the aggregate number of shares also includes 6,275 shares of Common Stock issuable pursuant to a Restricted Stock Unit Agreement with Mr. Martin Chavez. It is reported that GS Group has sole voting power and sole dispositive power of 6,275 shares of Common Stock and shared voting power and shared dispositive power with respect to the other shares beneficially owned by GS Group. The address for each of GS Group, GS & Co and GSUIG is 200 West Street, New York, NY 10282.

For each of GSUIG, GS & Co. and GS Group, the number of shares of Preferred Stock beneficially owned, as indicated in the table above, includes 2,742,329.2 shares of Preferred Stock held by GSUIG, but excludes 681,381.5 shares of Preferred Stock held in escrow for the benefit of GSUIG over which GSUIG has voting rights.

(2)

EdgePoint Investment Group Inc.’s address is 1000 Yonge Street, Suite 200, Toronto, Ontario M4W 2K2, Canada. Ownership amount based solely on information contained in a Schedule 13G/A filed with the SEC on January 28, 2011.

(3)

Wells Fargo and Company’s address is 420 Montgomery Street, San Francisco, CA 94104. Ownership amount based solely on information contained in a Schedule 13G/A filed with the SEC on January 20, 2011; of the 3,753,329 shares beneficially owned, Wells Fargo reported sole voting power as to 2,325,140 shares and sole dispositive power as to 3,481,329 shares.

(4)	BlackRock Inc.’s address is 40 East 52nd Street, New York, NY 10022. Ownership amount based solely on information contained in a Schedule 13G/A filed with the SEC on February 3, 2011.

(5)

Ownership amount (excluding the shares of Preferred Stock beneficially owned) based on information contained in a Schedule 13D filed with the SEC on December 23, 2010. Includes (i) 1,426,149 shares of Common Stock issued to HWP Capital Partners II, L.P. at the closing of the Merger, (ii) 506,959 shares of Common Stock issuable upon conversion of the Preferred Stock issued to HWP Capital Partners II, L.P. at the closing of the Merger, (iii) 49,324 shares of Common Stock issuable upon conversion of the Preferred Stock delivered to HWP Capital Partners II, L.P. from escrow as a consideration adjustment pursuant to the Merger Agreement, (iv) 102,272 shares of Common Stock issuable upon conversion of the Preferred Stock issued to Haas Wheat & Partners Incorporated pursuant to a Management Termination and Release Agreement, and (v) 6,275 shares of Common Stock issuable pursuant to a Restricted Stock Unit Agreement to Mr. Wyche Walton, as to which Mr. Walton has an agreement to hold such shares for the sole benefit of Haas Wheat & Partners Incorporated. The address for Mr. Haas is Haas Wheat & Partners Incorporated, 300 Crescent Court, Suite 1700, Dallas, TX 75201. Number of shares of Preferred Stock beneficially owned, as indicated in the table, includes (i) 556,283.6 shares of Preferred Stock held by HWP Capital Partners II, L.P. and (ii) 102,272.4 shares of Preferred Stock held by Haas Wheat & Partners Incorporated, but excludes 325,046.5 shares of Preferred Stock held in escrow for the benefit of HWP Capital Partners II, L.P. over which HWP Capital Partners II, L.P. has voting rights. Mr. Haas, by virtue of his relationship with HWP Capital Partners II, L.P. and Haas Wheat & Partners Incorporated, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the shares of Common Stock and Preferred Stock owned by those entities.

(6)

Includes 1,426,149 shares of Common Stock directly owned by HWP Capital Partners II, L.P., and 556,283 shares of Common Stock issuable upon the conversion of 556,283.6 shares of Preferred Stock held by HWP Capital Partners II, L.P. The address for HWP Capital Partners II, L.P. is 300 Crescent Court, Suite 1700, Dallas, TX 75201. Number of shares of Preferred Stock beneficially owned includes 556,283.6 shares of Preferred Stock held by HWP Capital Partners II, L.P., but excludes 325,046.5 shares of Preferred Stock held in escrow for the benefit of HWP Capital Partners II, L.P. over which HWP Capital Partners II, L.P. has voting rights.

(7)

Includes 47,327 shares owned directly by Ms. Salka and equity awards for 818,141 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(8)

Includes 22,842 shares owned directly by Ms. Jackson and equity awards for 208,006 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(9)

Includes 20,859 shares owned directly by Mr. Henderson and equity awards for 127,096 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(10)

Includes 11,500 shares owned directly by Mr. Stern and equity awards for 119,718 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(11)

Includes 15,800 shares owned directly by Mr. Bailey and equity awards for 106,212 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(12)

Includes 30,042 shares owned directly by Mr. Wheat and equity awards for 74,718 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(13)

Includes 47,000 shares owned directly by Mr. Weaver and equity awards for 49,717 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(14)

Includes 2,500 shares owned directly by Mr. Harris and equity awards for 64,718 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(15)	Represents Dr. Johns’ equity awards for 29,046 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(16)	Represents 7,468 shares of Common Stock deemed to be beneficially owned by Ms. Marsh by reason of the right to acquire such shares within 60 days following the Record Date.

(17)

Represents 7,468 shares that Mr. Chavez has the right to acquire within 60 days following the Record Date, pursuant to a grant to him for service as a director, but as to which he disclaims investment power or beneficial ownership by reason of his assignment of such shares to Goldman, Sachs & Co.

(18)

Represents 7,468 shares of Common Stock deemed to be beneficially owned by Mr. Walton by reason of the right to acquire such shares within 60 days following the Record Date, but as to which he disclaims investment power or beneficial ownership by reason of his agreement with Haas Wheat & Partners Incorporated related to such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of Section 16(a) forms they file.

The Company believes that all of its directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them in 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Summary

The Compensation and Stock Plan Committee of the Board of Directors (the “Committee”) is responsible for setting the compensation of our executive officers, named in the Summary Compensation Table on page 31, and senior officers that directly report to the Chief Executive Officer (“CEO”). The components of compensation for these officers consist of an annual base salary, cash incentives, equity incentives, severance arrangements and benefit plans.

Compensation Objectives

Our compensation program is designed to support our growth strategy of expanding our leadership position within the healthcare staffing and clinical management services sector. The key components of our growth strategy include delivering differentiated value and innovation, expanding new revenue sources, increasing recurring revenue, improving efficiency of service delivery, creating a more flexible infrastructure, capitalizing on strategic acquisition opportunities, and attracting and retaining a strong management team to optimize our business model and execute our growth strategy.

We use a combination of cash and equity to support our objective of attracting and retaining a highly qualified management team. Specifically, we use this combination to provide strong incentives for management to achieve the Company’s strategic and financial objectives by making a substantial amount of short and long term compensation dependent on Company performance. The cash incentive program and equity, together, encourage innovation to build the Company for the future while still retaining profitability today.

We believe this structure provides the right balance of risk and reward as neither the equity nor the bonus program encourage unnecessary or excessive risk that threatens the long term value of the company. The Committee’s consideration of the extent to which risks arise from its compensation policies is described above in the Corporate Governance Risk Management section.

Benchmarking

To understand the Company’s position within the marketplace for management talent and to assist it in making compensation decisions that will help us attract and retain a strong management team, the Committee reviews national compensation survey data, peer financial performance and compensation information, the Company’s financial performance both against its internal financial targets and its designated peer group, and internal compensation comparability among senior executives. We use a peer group comprised of companies from the healthcare staffing and management services industry, commercial recruitment and staffing sector, and the broader healthcare service industry, many of which like the Company are in both the S&P SmallCap 600 index and the S&P Composite 1500 Index. In November 2010, the Committee reviewed our peer group to determine if there had been any substantial changes with the Company’s peers over the past year. Based on this review, the Committee reduced its peer group from 18 companies the prior year to 15 companies to reflect a tighter band of market capitalization amongst the peer group. Our peer group ranges from $311 million to $1.7 billion in revenues and from $246 million to $1.4 billion in market cap (measured as of the peers’ latest reporting period). The group consists of the following companies: Administaff, Inc., Amedisys, Inc., CDI Corp., Cross Country Healthcare, Inc., Gentiva Health Services, Inc., Healthways, Inc., Heidrick & Struggles International, Inc., IPC The Hospitalist Company, KForce, Inc., Korn Ferry International, LHC Group, Inc., On Assignment, Inc., RehabCare Group, Inc., SFN Group, Inc. and TrueBlue, Inc.

The Committee believes benchmarking for external comparability is important in supporting the Company’s growth strategy component of attracting and retaining strong management, and the Committee strives to pay at levels in line with its philosophy as described below when it believes company performance and individual performance, experience and other factors support it.

Compensation Elements

Our direct compensation program for officers consists of four main components: (1) base salary; (2) cash performance incentives primarily under our Bonus Plan; (3) equity incentives; and (4) retirement, health plans and other compensation arrangements, including participation in a non-qualified deferred compensation excess savings plan and severance arrangements. The program uses a combination of cash and equity to support our management attraction and retention objectives. It is also designed to provide strong incentives for management to achieve the Company’s strategic and financial objectives by making a substantial amount of compensation dependent upon Company performance. Cash incentives under our Bonus Plan are intended to focus management on our short term financial goals for the current year, and, to a lesser extent, financial goals for the following year, insofar as budgeting and spending in the latter part of the year will impact the following year. Equity incentives under our Equity Plan are intended to promote a longer term growth perspective.

Summary of 2010 Executive Officer Compensation Program

Our executive officers’ 2010 direct compensation consisted primarily of the components set forth in the following chart, which summarizes the key features and purpose of each component. The chart also summarizes the Committee’s actions and approach with respect to 2010 compensation.

2010 Total Direct Annual Compensation

Annual Compensation Component	Key Features	Purpose	2010 Actions (Further Discussions on pages 24-30)
Base Salary

Fixed annual cash amount.

Base pay reviewed on a calendar year basis in consideration of: (1) our peer group (a baseline at the 50th percentile with target at the 60th -65th percentiles if supported by Company and individual performance); and (2) during economic recession (2008-10), diminished Company stock performance and outlook.

Provide a fixed amount of cash compensation upon which our named executive officers can rely.

No base salary increases for our executive officers.

However, base salaries that had been reduced 10% in April 2009 were reinstated beginning in July 2010 and culminating with CEO in November 2010.

Given the impact of the reduced pay, the CEO’s 2010 base pay was approximately $10,000 less than the amount paid to her in 2009, which 2009 amount was at the 44th percentile compared to the 15 benchmarked peers identified above.

Annual Compensation Component	Key Features	Purpose	2010 Actions (Further Discussions on pages 24-30)
Annual Non-Equity Incentive Plan (Bonus Plan)

Executive officers participate in the same plan with other senior leadership positions with target bonuses, set as percentage of base pay (by reference to peer data).

Committee awards bonus pool, by evaluating Company performance against pre-established, operating plan financial goals with minimum thresholds for payout and maximum caps.

Individual officer performance evaluated against key business priorities and consolidated Company performance (and Nurse and Allied Staffing segment for President of that segment).

Motivate and reward achieving or exceeding Company, segment and individual performance goals, reinforcing pay-for-performance.

Focus our leadership on key business objectives and motivate our executive officers to lead their organizations to achieve annual financial goals.

Retained same level of target bonuses from 2009: 75% of base salary for CEO and 55-60% of base salary for other executive officers.

Threshold Metrics: Company must reach Adjusted EPS ($0.10) and Adjusted EBITDA ($39.4 million) for any bonus payout.

Performance Metrics: Bonuses based 40% on Adjusted EBITDA and 40% on Revenue (on consolidated basis for all except President, Nurse and Allied Staffing, whose metrics include segment performance), with 20% component based on individual performance. Payout at target levels if Company reached target performance goals set in January 2010, of consolidated Adjusted EBITDA of $42.6 million and Revenue of $681.7 million.

• Q4 Revision: Following key strategic Medfinders acquisition in September 2010, the bonus performance period was divided into two components: the first three quarters against Operating Plan for such period (excluding acquisition impact), and the final quarter against new targets set for the newly consolidated company that included financial and individual integration goals for that period.

• The Company met the first three quarters performance thresholds of $28.3 million Adjusted EBITDA and $0.05 Adjusted EPS, so there was a payout relating to financial goals for this measurement period, although not at target levels. There was also a payout relating to completion of the acquisition that was a key Company strategic goal (discussed below).

• The individual integration goals were met for the fourth quarter. The Company did not meet the fourth quarter financial performance target levels for Revenue and Adjusted EBITDA,[1] so there was no payout based on the financial goals, but a payout was made based on achievement of the Medfinders acquisition integration goals.

Annual Compensation Component	Key Features	Purpose	2010 Actions (Further Discussions on pages 24-30)
Long-Term Incentive Compensation (Equity Plan)

Stock Appreciation Rights (SARs): vest in one-third increments over three-year service period.

Restricted Stock Units (RSUs):

• Vest at end of three-year service period.

• Shares eligible for accelerated vesting based on company performance against the annual Adjusted EBITDA Operating Plan Target.

SAR and RSU awards settled in shares of company stock.

SARs support our growth strategy and provide a link between executive officers’ compensation and our stock price. SARs are performance oriented as they will have value in the future to the executive only if the Company’s stock price is above the SAR’s grant price.

RSUs support our growth strategy and provide a link between compensation and our stock price. RSU’s are more retention oriented because they have value even if the Company’s stock price falls below the grant date value.

Value of annual 2010 equity award was intended to be substantially consistent with 2009 grant.[2]

The 40-60 SAR-RSU allocation utilized in 2009 was retained for the executive officers.

RSU 2010 full year Adjusted EBITDA acceleration target of $39.4 million was met.

A special 2010 Retention RSU Grant was made to each of the General Counsel and President, Nurse and Allied Staffing to reward 2009 individual performance, serve as a retention tool in light of salary and benefit reductions, and make pay more internally and externally comparable.

• Derived from 1x multiple of base salary.

• Vest in one-third increments over three-year service period.

[1]

Each of these Revenue and Adjusted EBITDA targets for Q4 2010 corresponds to less than 7% of the target bonus, and as noted above were not paid. Thus, the performance targets are not material to the Committee’s compensation policies and decisions.

[2]

The aggregate formula value of shares in the 2010 annual grant was consistent with the aggregate formula value of shares granted in 2009, calculated under the same formula the Company has utilized for the past several years (based on multiple of base salary and utilizing a 200-day moving average). However, the fair value of the 2010 award as reported in the Summary Compensation Table and Grants of Plan-Based Awards Table exceeds that of the 2009 award, due to the much lower stock price in effect for the 200-day period prior to the 2010 grant.

2010 Strategic Goal Transaction Bonus

Special Compensation Component	Key Features	Purpose	2010 Actions
Medfinders Transaction Bonus	Discretionary bonus based on the executive officers’ respective level of involvement in the acquisition process and completion of the Medfinders transaction.	Reward the executives’ individual efforts associated with effecting the Medfinders acquisition, which addressed major strategic goals of the Company. The specific strategic and financial benefits of the transaction are further discussed on pages 26-27.	The bonus amounts and details are further discussed on pages 26-27.

Summary of Changes to 2011 Executive Compensation Program in Response to 2010 Performance

The Committee has implemented the following 2011 compensation structure in light of 2010 performance, which did not meet our expectations from an absolute performance and share performance perspective because of the modest growth in our markets, but which was gratifying in terms of our relative performance in many of the markets we serve. Specifically, despite the severe impact of the economic recession, the Company was able to achieve organic growth on a quarterly sequential basis since the second quarter of 2010; and through disciplined expense management, the leadership was able to achieve a 6% Adjusted EBITDA margin. The Committee believes the 2011 compensation structure provides important short and long-term performance components that are aligned with shareholders, consistent with the market environment and tailored specifically to the Company.

Base Salary.    The Committee did not increase base salary for executive officers for 2011. The Committee will, however, consider merit increases later in the year depending on the performance of the Company against its operating plan.

Bonus Plan.    The Bonus Plan for 2011 requires what the Committee believes to be above-market growth in revenue and Adjusted EBITDA to trigger bonus payouts based on financial metrics in the Plan.

Equity Plan.    There are two major changes in 2011 from past years. First, the grant date value and our formula value3 of awards in 2011 (granted in January 2011) are less than the grant date and formula values of awards made in 2010 (reflected in the Plan-Based Grants Table (“Grants Table”) and Summary Compensation Table (“SCT”)). Second, a substantial portion the equity award, 50%, is in the form of performance vested restricted stock units (“PRSUs”) with a three year vesting, and the remaining 50% of the equity award consists of three year cliff-vested RSUs that have an opportunity for accelerated vesting based on performance. The ultimate number of PRSUs that vest depends on the Company’s total shareholder return (“TSR”) on an absolute basis and relative to companies in the Russell 2000 on December 31, 2010, as measured over a three-year period. This structure gives management the potential to achieve rewards similar to, but less than, the potential they received

[3]	The Committee has historically made grants based on a formulaic methodology that derives a different value than the fair market value reflected in the Grants Table and SCT. Under the Company’s methodology, the Company awarded the same formula value of equity in 2010 as in 2009. Notwithstanding the same formulaic value of the equity awards in 2009 and 2010, the fair grant date value increased from 2009 to 2010. For 2011, the Company reduced the formula value of awards such that it is one-third less than the 2009 and 2010 formula value; the 2011 equity awards’ fair value is also below the fair value of the 2010 awards.

in the past. At the same time, the PRSUs align management with the shareholders’ interest in that the full potential can be realized only if the Company’s stock outperforms the market.

Compensation Program Components

Base Salary

General

In setting base salaries, the Committee considers a number of factors, including the Company’s financial and stock performance, individual performance, responsibility, experience and the recommendations of the CEO for those who report to her. Company performance is considered in relation to annual internal objectives, the healthcare staffing industry performance and peer benchmarking data. The CEO’s recommendations are based on the same factors as those considered by the Committee, and are especially insightful with respect to individual performance and responsibility levels. The Committee considers these factors in the context of the named executive officer’s total compensation, including bonuses, equity and benefits. It is the Committee’s policy to consider these factors and compensate officers at a base salary baseline of the 50th percentile with target at the 60th -65th percentiles, if supported by Company performance and individual performance, experience and other factors.

2010

The Summary Compensation Table on page 31 reflects the base salary levels for the named executive officers in 2010. As when setting the prior year’s salary levels for the Executive Officers, the Committee considered the factors noted in the previous paragraph for each executive, the Company’s financial performance the prior year against its internal targets and peers, and benchmarking data, as well as the general economic conditions and industry outlook. Based on the general economic conditions that negatively impacted the Company’s financial performance and the Company’s reduction in market capitalization, the Committee did not increase annual base salary for any of the named executive officers in 2010. In fact, because of these conditions the Committee has not increased annual base salary for any of the named executive officers since 2007, with one exception. The General Counsel’s base salary was adjusted to bring it from approximately the 30th percentile to approximately the 40th percentile as compared to that position at our peer companies at the time, and to address internal pay equities. Moreover, in April 2009, the base salary pay of all officers, along with all Company employees, was reduced to reflect the economic conditions negatively affecting the financial performance of the Company. Beginning in the third quarter of 2010, consistent with the treatment of all employees, the Committee progressively reinstated executive salaries, reduced during 2009, with the CEO, Ms Salka, being the last employee of the Company whose salary was reinstated to its prior level, with an effective date of November 1, 2010. For 2010, her base pay was approximately $10,000 less than the amount paid to her in 2009, which 2009 amount was at the 44th percentile compared to her peers. These reductions and adjustments to the Executive Officers’ base salary are reflected in the Summary Compensation Table on page 31.4

2011

In December 2010, the Committee reviewed salary levels for the named executive officers for 2011. The Committee considered the benchmarking data, the CEO’s recommendations and the Company’s performance. Given the economic outlook and the Company’s absolute performance, the Committee again decided not to raise salaries for these officers for 2011, keeping them at the levels that had been established previously (unchanged since 2007 for the CEO and President, Nurse and Allied Staffing, and set in 2009 for the CFO and General Counsel). The Committee determined these considerations outweighed laudable individual performances contributing to positive relative Company performance in certain segments, and the risk that salary levels may not be within the baseline or targeted percentiles. However, the Committee considered individual performances,

[4]	Mr. Bailey, the Company’s CFO, had joined the company in August 2009, so his salary was not affected by the reduction or reinstatement. The base salary of his successor, Mr. Scott, was set at $300,000 upon his promotion to CFO in January 2011.

the Company’s relative revenue and volume performance in its markets and the achievement of stated strategic initiatives, and its stated philosophy regarding total cash compensation and the peer compensation comparisons, in awarding the 2010 individual performance cash incentives and the Medfinders transaction bonus, described below.

Non-Equity Incentive Performance Bonus

Our cash incentives are paid under the Bonus Plan, which incorporates the Company’s targeted financial objectives under its operating plan. Our Bonus Plan is intended to provide a strong incentive for our officers to achieve these financial objectives, and reflects the Committee’s belief that a significant portion of the compensation of each officer should be dependent on the financial performance of the Company.

Although certain details of the Bonus Plan change from year to year based upon the Committee’s focus, the general structure of the Bonus Plan is derived from a few key elements. Specific financial goals are chosen by the Committee by reference to the Company’s annual operating plan. The metrics typically include such financial measures as revenue, “Adjusted EBITDA” (net income plus interest expense (net of interest income), income taxes, depreciation, amortization, impairment and restructuring charges, acquisition related costs and stock-based compensation expense) and “Adjusted EPS” (Earnings Per Share excluding the impact of acquisition related costs, impairment and restructuring charges, financing costs, non-recurring legal expenses and accumulated preferred stock dividends). The Committee sets a “target” level and weight for each metric that corresponds to the level of achievement that is required in order to trigger a full, or “100%” bonus for executives. Each executive’s “100%” bonus level is a percentage of the executive’s salary as set by the Committee. The Committee also establishes a range around the targets such that bonuses can be achieved at various levels below or above the target levels for each metric, typically starting at a minimum performance level of 80-90% of the target amounts (a threshold that must be reached for any bonus payout) and ending at a maximum performance level of 110-120% of the target amounts. Thus executives can earn less than their target bonus if they achieve at least the minimum but less than target level of performance, and can earn more than their target bonus if they achieve performance levels higher than the target amounts. Since 2009, a portion of the potential bonus has been based on discretionary factors, such as execution against the Company’s long term strategy, exhibition of executive leadership competencies and performance compared to peers.

Each executive’s target, or 100% bonus level (expressed as a percentage of salary), is set by the Committee based upon consideration of benchmarking data for comparable positions, the recommendations of the CEO (except with respect to her percentage), individual performance, responsibility and experience, and the amount of the potential bonus under various performance scenarios. As with base salary, these factors are considered in the context of each executive’s total compensation package and internal comparability.

The Committee has the power to amend the Bonus Plan at any time and may amend any outstanding award granted under the Bonus Plan. However, the Committee may not adopt any amendment without the approval of the Company’s stockholders if the effect of such amendment would affect the tax deduction of those bonus payments. Our Bonus Plan complies with Section 162(m) of the Internal Revenue Code and was reapproved by our stockholders in 2008.

2010 – General

In 2010, the Committee, as it had the prior year, established a bonus structure utilizing financial metrics based on the Company’s operating plan, and also an individual performance component. The financial metrics were Adjusted EBITDA and Revenue, with minimum thresholds for Adjusted EBITDA and Adjusted EPS that had to be met in order for the bonuses to be funded. We selected revenue to provide an incentive to drive top line growth as well as total shareholder return and profitability. The Committee chose Adjusted EBITDA because it is the measure management uses to focus the Company on profitability. Adjusted EBITDA is an objective measure of management’s performance, and it excludes items over which management has less control, such as amortization and taxes. We also utilized Adjusted EPS because it is closely correlated with share price and, therefore, with shareholder returns. The Committee retained an individual performance component to provide it with flexibility to distinguish among individual performers based on demonstrated leadership and the quality of decision making and execution of the Company’s strategic plans. The Committee also believes the individual performance component is useful with respect to monitoring the Company’s performance relative to its peers, particularly at the business segment level.

The Committee set thresholds of $39.4 million for Adjusted EBITDA and $0.10 for Adjusted EPS. If these threshold performance levels were achieved, then bonuses for the CEO, CFO and General Counsel would be based 40% on Adjusted EBITDA and 40% on Revenue (on consolidated basis), with a 20% individual performance component independent of financial factors. In order to achieve target payout levels, Adjusted EBITDA and revenue had to reach $42.6 million and $681.7 million, respectively. For the President, Nurse and Allied Staffing, his bonus was based 40% on the same consolidated results, 40% on Nurse and Staffing division Adjusted EBITDA and Revenue, and 20% on non-financial individual performance factors.

The Committee also reviewed the 100% bonus level for each officer, which, as explained above, is expressed as a percentage of salary. As a result of this review, the Committee maintained the CEO’s target percentage at 75% of salary, the CFO’s target at 60% of salary, the President, Nurse and Allied Staffing’s target at 60% of salary, and the General Counsel’s target at 55% of salary, the same level established in 2009.

In September 2010, in light of the Company’s acquisition of Medfinders, the Committee revised the Executive Officers’ 2010 bonus structure to reflect the Company’s performance prior to the acquisition and the Company’s performance on a consolidated basis post-acquisition. The Executive Management 2010 bonus structure was accordingly revised to comprise three components: (1) bonus potential based on financial performance through the third quarter of 2010 (without Medfinders), based on the originally set operating plan through such period and a pro-rated individual performance component; and (2) bonus potential for the fourth quarter based 50% on the quarter’s financial performance goals (consolidated Revenue and Adjusted EBITDA including the acquisition) and 50% upon achievement of specific integration goals set for each executive. The Committee also decided to award a transaction-related bonus, as described separately below, based on achievement of a key strategic initiative.

2010 – First Three Quarters Revised for Acquisition; AMN Standalone

The Committee used the operating plan through the first three quarters to set the Adjusted EBITDA and Adjusted EPS minimum thresholds for AMN standalone performance for such period. These thresholds were $28.3 million for Adjusted EBITDA and $0.05 for Adjusted EPS. A prorated individual performance component was also included for the period.

Because the Adjusted EBITDA5 and Adjusted EPS thresholds were achieved for the first nine months, each of the named executive officers received payments related to the financial metrics (Revenue and Adjusted EBITDA), though below target levels. The payout for the President, Nurse and Allied Staffing included Adjusted EBITDA and Revenue performance of the Nurse and Allied Staffing segment, our largest segment. Each also received a payout based on non-financial individual performance factors, based in large part on the Company’s revenue performance in its nurse and allied staffing segment that represents over half of our business and whose results exceeded segment competitors.

2010 – Fourth Quarter; AMN-Medfinders Consolidated

As set forth above, upon completion of the Medfinders acquisition, the Committee restructured the Bonus Plan to provide incentives around the integration of the acquisition during the last three months of the year. The Committee created this structure to encourage both overall financial performance and the advancement of integration goals. The bonus structure for this period was based 50% on financial performance as measured against new fourth quarter consolidated operating targets (including Medfinders) and 50% on individual

[5]	Adjusted EBITDA Reconciliation and Supplemental Financial and Operating Data can be found in the Company’s press release reporting fourth quarter and year end 2010 results, issued March 8, 2011.

performance. The financial metrics for this period were revenue and Adjusted EBITDA, for the same reasons set forth earlier. The individual performance component was based on achievement of specific individual deliverables associated with integrating the acquisition. The Company did not meet the fourth quarter financial performance threshold levels for Revenue and Adjusted EBITDA, so no payout was triggered under the Plan with respect to financial metrics. Individual integration goals were achieved, however, so there were payouts based on these goals. The results are summarized in the chart below for each named executive officer.

Transaction Bonus

The Committee and Board decided it was important to incentivize and reward management with respect to the completion of the Medfinders acquisition. This acquisition was key in furthering the Company’s long-term strategic plans to expand into new and adjacent service lines and bolster its current offerings. Of particular importance is our clients’ desire for more sophisticated, value-added workforce solutions that require a partner with a broad suite of offerings for their needs, and the acquisition enhanced our total workforce management and staffing solutions to address these customer needs. Specific short term benefits include anticipated incremental EBITDA of $10 million on an annualized run rate basis by the fourth quarter 2011, resulting from achieving cost synergies through the consolidation of volume across overlapping businesses and integration of back office functions, as well as revenue synergies from increased direct fill rates on managed service contracts and the addition of complementary service offerings on existing client contracts. Long term benefits include advancing the Company’s long-term strategy of growth and diversification into new revenue sources by entering the home healthcare market. The below chart shows the transaction bonuses awarded by the Committee for each named executive, which awards were based on each person’s impact and effort in completing the Medfinders acquisition.

2010 – Aggregate Summary

The table below table shows the target and actual bonuses the Executive Officers earned in 2010, including the full year target bonus amount, in dollars and as a percentage of salary, and the various components of the bonus: the first three quarters financial and individual performance components (financial, based on Company performance as compared to the operating plan to that point, excluding Medfinders); the Q4 financial component (resulting in $0 for all officers) and individual performance component; the full year non-equity incentive bonus subtotal, in dollars and as a percentage of target bonus; the Medfinders Transaction Bonus; and the total full year bonus. The plan-based bonuses paid ranged from 23 to 41% of each executive’s target bonus, except for the President, Nurse and Allied Staffing, whose 55% percentage (compared to target bonus) reflected that segment’s Revenue and EBITDA performance. For each of the officers, factors that led the Board to make payouts, albeit modest, for individual performance included the performance of our nurse and allied segment, our largest segment that performed better than segment market competitors; and the Company’s sustained ability to maintain an EBITDA margin of 6% despite the economic recession’s severe impact on revenues and the Company’s ability to achieve sequential organic growth during the last three quarters of 2010.

Named Executive Officer	2010 Target Base Salary ($)	2010 Target Bonus %	2010 Target Bonus ($)	Q1-Q3 Financial Bonus ($)	Q1-Q3 Indiv. Perf. Bonus ($)	Q4 Financial Bonus ($)	Q4 Integration & Indiv Perf. Bonus ($)	Full Year Non-Equity Incentive Plan Compensation ($)	Bonus as % of Target	Medfinders Transaction Bonus ($)	Full Year Performance & Transaction Bonus ($)
Susan Salka	675,000	75	506,250	81,616	37,969	0	63,000	182,585	36	245,000	427,585
Bary Bailey	360,000	60	216,000	34,823	15,000	0	0	49,823	23	105,000	154,823
Denise Jackson	345,000	55	189,750	30,591	25,000	0	23,000	78,591	41	105,000	183,591
Ralph Henderson	350,000	60	210,000	61,755	28,000	0	25,000	114,755	55	70,000	184,756

The actual bonuses, including both plan-based and the transaction components, respectively, are also reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation and Bonus, respectively.

2011 Bonus Structure

In January 2011, the Committee reviewed the proposed 2011 bonus structure and decided to retain a bonus structure utilizing financial metrics, along with a discretionary leadership/individual contribution component. After consultation with its compensation consultant, the Committee indicated a preference for a weighting of 25% for each of the following factors for the CEO, CFO and General Counsel: (1) Revenue; (2) Adjusted EBITDA; (3) EBITDA Synergy; and (4) Leadership and Individual Contributions. The EBITDA Synergy represents target EBITDA contributions expected to be achieved as a result of the synergies associated with the acquisition. For the President, Nurse and Allied Staffing, Consolidated Revenue and EBITDA would together account for a total of 25%; with three additional factors, Nurse and Allied Revenue; Nurse and Allied EBITDA; and Leadership and Individual Contributions each accounting for 25%.

The revenue and Adjusted EBITDA target levels represent growth at rates the Committee believes exceeds general organic growth rates in the markets served by the Company. The Committee feels these targets are fair and reasonably achievable because of the strategic opportunities presented by the Medfinders acquisition.

Equity Incentives

General

We grant equity awards, with various vesting parameters, to named executive officers and key employees in order to incentivize management to have a long term perspective in supporting our growth strategy and to meet our financial objectives on a sustained basis. We believe that management’s success in executing the growth strategy and consistently meeting our financial objectives will provide long-term returns to our shareholders.

2010

The Committee considered a number of factors in determining awards under the Equity Plan in 2010 to the named executive officers, including the recommendation of the CEO (except with respect to her grant), the Company’s performance, market information obtained from Frederic W. Cook & Co., the individual’s performance and responsibility, the overall compensation of the executives compared to their external peers, and retention (especially in light of salary and benefits cuts in 2009 and continuing into 2010). These factors were considered in the context of each officer’s total compensation and internal comparability. These factors were also considered in the context of our benchmark for equity grants. The Committee also considered the equity plan’s sustainability from a shareholder dilution standpoint.

The equity awards granted in 2010 to named executive officers, including grant size and components, were designed based on information received from Frederic W. Cook & Co. and included both restricted stock units (“RSUs”) and stock appreciation rights (“SARs”). As in prior years, the Committee used a grant formula with a two hundred day moving average of the Company’s stock price for purposes of determining the value and number of equity awards and peer comparisons.6 The Committee granted SARs, rather than other appreciation-based equity such as options, because SARs are less dilutive to our stockholders. The Committee elected to award RSUs rather than other full value stock awards such as restricted stock after consideration of the tax impact on employees and administrative factors. The equity awards to our executive officers were more heavily weighted with RSUs because the Committee desired to encourage stock ownership and attention to the long term performance of the Company, and because RSUs are less dilutive than SARs. We believe this mix balanced risk and reward by discouraging excessive risk which could threaten the long term value of our Company, but at the same time encouraged innovation to build the Company value in the short and long term. We also believe the nature of RSUs and the cliff vesting structure utilized by the Company and explained below supports these objectives.

[6]	The aggregate formula value of shares in the 2010 annual grant was consistent with the aggregate formula value of shares granted in 2009, calculated under the same formula the Company has utilized for the past several years (based on multiple of base salary and utilizing a 200-day moving average), However, the fair value of the 2010 award as reported in the Summary Compensation Table (“SCT”) and Grants of Plan-Based Awards Table (“Grants Table”) exceeds that of the 2009 award, due to the much lower stock price in effect for the 200-day period prior to the 2010 grant.

Our SAR awards entitle the holder to receive, upon exercise after the end of the vesting period, shares of the Company’s Common Stock equal in value to the difference between the exercise price of the SAR, which is set at the date of grant, and the Fair Market Value (as defined in the Equity Plan) of the Company’s Common Stock on the date of exercise. The SARs vest ratably over a three-year period, with one third of the awards vesting annually. SARs, similar to stock options, focus management’s attention on our stock price and the creation of both short-term and long-term value. The RSUs are full value awards and entitle the holder to receive, at the end of the vesting period or a later date if previously elected under the Company’s Deferred Compensation Plan, a specified number of shares of our common stock. Generally, the RSUs vest at the end of three years; however, one-third of the awards may vest on each of the first and second anniversary dates if the Adjusted EBITDA targets under the annual operating plan for that particular year are met. The accelerated performance vesting feature is intended to focus management on achieving our short-term financial objectives along with long-term stock appreciation. The accelerated vesting feature was triggered for the 2010 period since the Company achieved the 2010 Adjusted EBITDA target under its annual operating plan. The accelerated vesting feature of the 2008 and 2009 RSU grants was not triggered for the 2008 or 2009 periods because the Company did not achieve the 2008 or 2009 Adjusted EBITDA Plan targets.

The amount of and further detail regarding the terms of the RSUs and SARs granted to the named executive officers in 2010 are described in the Grants Table and Outstanding Equity Awards at Fiscal Year End tables on pages 33 and 34 respectively.

In February 2010, the Company granted equity awards to its executive officers at value levels (calculated under the same formula the Company has utilized for the past several years) that were intended to be substantially consistent with our 2009 grants. The aggregate formula value of shares (distinguishable from the fair value reported in the SCT and Grants Table ) granted under the Equity Plan in the February 2010 annual grant to key employees, including executive officers, was consistent with the aggregate formula value of shares granted under the Equity Plan in 2009. For the executive officers, the Committee used the same structure as in 2009, with 60% RSUs (with three-year cliff vesting, and the potential for one-third to vest on the first and second anniversary if payout thresholds are hit) and 40% SARs. In addition to the annual grant, the Committee awarded the General Counsel and President of Nurse and Allied Staffing each a retention grant in February 2010 in the form of RSUs. These awards were based on the following factors: (1) individual performance in specific areas during 2009; (2) the need for a retention incentive in light of salary and benefits reductions in 2009 and continuing into 2010; (3) the need to address overall pay competitiveness with our peer companies and our CFO, who was hired during 2009; (4) a desire to align the equity incentives of the executive officers; and (5) a desire to further align these executives with shareholders interests by having additional equity in the Company.

2011

In January 2011, the Compensation Committee reviewed its equity program and executive officer grants, taking into consideration (1) the Company’s poor share price performance in 2009 and 2010, resulting in a decreased market capitalization and (2) the limitation of the number of authorized shares under the Company’s Equity Plan. Given the reduction in our share price during the period, the resulting formula value of such 2011 award (as well as the fair value reported in the SCT and Grants Table) at target payout levels was one-third less than the value of the total equity awarded in 2010.

The RSUs, representing 50% of the total award, retained the vesting structure as in prior years: three-year cliff vesting, with the possibility of accelerated vesting upon achievement of annual EBITDA targets. The PRSUs, representing 50% of the total award, vest at the end of a three-year period, with the number of shares that ultimately vest dependent on the Company’s share price performance relative to the companies in the Russell 2000 index at the commencement of the period (December 31, 2010). If the Company performs at the 25th percentile of the Relative Total Shareholder Return of companies in the index, then 25% of the PRSUs will vest. If the Company performs at the 50th percentile, 100% of the shares will vest. If the Company performs at the 75th percentile, the maximum number, 175%, of the shares would vest. Performance between these points would be interpolated. These percentages are also subject to a “penalty” or discount whereby the payout will be reduced if the Company outperforms the Russell 2000 but does not have a positive TSR (on an absolute basis) during the period.

The Committee believes the structure of the 2011 grant preserves the potential for management to ultimately achieve levels of long-term compensation relatively consistent with the potential afforded in prior years, and serves shareholder interests because in order to realize the full potential, the Company’s stock must significantly outperform the market.

Retirement and Health Plans

In 2010, we offered all of our employees, including our named executive officers, a 401(k) Savings Plan to which we have in the past offered a matching contribution of 50% up to the first 6% of the total cash compensation contributed to the plan each pay period by the employee up to the statutory cap. Our matching contributions are subject to a graduated vesting schedule. In 2009, we reduced and then suspended the company match in light of the Company’s reduced revenues. The match was partially reinstated at the 25% level, effective October 1, 2010. We offer healthcare insurance and other welfare and employee benefit programs to our named executive officers which are generally the same as those programs provided to all eligible employees. We offer these plans to support our objective of attracting and retaining strong talent. We analyze the competitiveness of our welfare and employee benefit programs on an annual basis based on national and regional data. Specifically, in establishing our health plans for 2010, we analyzed data from the 2009 Mercer national survey of employer-sponsored health plans by industry, region and company size. With respect to our 401(k) Plan, we review national survey data for service industries in benchmarking our vesting and matching schedules.

We adopted our 2005 Amended and Restated Executive Nonqualified Excess Plan (“Deferred Compensation Plan”) in order to assist members of our management, including the executive officers, to defer some compensation for tax purposes. The Deferred Compensation Plan was initially adopted because a market review determined that a deferred compensation plan was a prevalent component of executive compensation. The Deferred Compensation Plan is not intended to be tax qualified and is an unfunded plan. Plan participants choose from a menu of deemed investment options. Effective January 1, 2009, we adopted amendments to the Deferred Compensation Plan in order to comply with regulations promulgated by the Internal Revenue Service, which amendments were largely technical in nature. The Deferred Compensation Plan was also amended to allow for participants to make a separate election of deferrals in the amount equal to the excess 401(k) contributions that are returned to “highly compensated” employees (as defined by the Internal Revenue Code) as a result of the Company’s discrimination testing performed on the 401(k) plan. Deferred Compensation Plan participants may defer up to 80% of base salary and up to 100% of bonus and RSU awards. The Company reviewed benchmarking data in establishing the deferred compensation limits. As with the 401(k) Plan, the Company traditionally provided a match (coordinated with the 401(k) Plan) which match was reduced and later suspended altogether in 2009, and then partially reinstated at the 25% level, effective October 1, 2010. The employee is fully vested in the match following five years of employment with the Company Beginning in 2011, highly compensated employees were no longer permitted to participate in the Company’s 401(k) Plan, and the Company agreed to match 25% up to 8% of their contribution to the Deferred Compensation Plan.

Employment and Severance Agreements

We have entered into an employment agreement with our CEO and have entered into severance agreements with each of our other named executive officers. We entered into these agreements in support of our objectives regarding attraction and retention of strong management. In determining the appropriate severance levels, we considered survey data, external advice and the Committee members’ experience. The terms of these agreements are described in “Termination of Employment and Change in Control Arrangements” on pages 37-41.

Perquisites

The Company generally does not provide its named executive officers with perquisites.

Compensation and Stock Plan Committee Report

The Compensation and Stock Plan Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, has recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and Proxy Statement.

Compensation and Stock Plan Committee Members

R. Jeffrey Harris

Michael M.E. Johns

Martha H. Marsh

Summary Compensation Table

The following table shows, for the three fiscal years ending December 31, 2008, December 31, 2009 and December 31, 2010, the compensation earned or accrued by our named executive officers:

SUMMARY COMPENSATION TABLE

	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Susan R. Salka	2010	617,885	245,000	984,335		572,150		182,585	1,260	2,603,214
PEO(1), President & Chief Executive Officer	2009	626,971	—	590,381		294,545		172,604	33,455	1,717,956
	2008	680,192	—	1,159,799		272,825		0	28,200	2,141,016

Bary G. Bailey	2010	360,000	105,000	328,109	(3)	190,718	(3)	49,823	281	1,033,930
PFO(2), Chief Financial Officer, Chief Accounting Officer & Treasurer	2009	159,231	100,000	314,894		496,083		48,954	58	1,119,220

Denise L. Jackson	2010	345,000	105,000	663,812		182,770		78,591	1,338	1,376,511
Senior Vice President, General Counsel & Secretary	2009	318,710	—	183,474		84,544		64,914	34,507	686,149
	2008	312,385	—	269,284		81,441		17,292	12,800	693,202

Ralph Henderson	2010	326,510	70,000	673,435		185,419		114,755	273	1,370,392
President, Nursing and Allied Staffing	2009	325,769	—	207,145		95,453		71,309	53,914	753,590
	2008	352,692	—	304,038		91,952		102,510	84,869	936,062

(1)	“PEO” refers to the Company’s principal executive officer. Ms. Salka has served as the Company’s Chief Executive Officer since May 4, 2005 and President since May 2003.

(2)

“PFO” refers to the Company’s principal financial officer. Mr. Bailey was appointed Chief Financial Officer, Chief Accounting Officer and Treasurer effective August 10, 2009, and resigned, effective January 24, 2011.

(3)

Figures represent the total fair value of Mr. Bailey’s 2010 stock and option awards at the time of grant; however, a portion of these shares were forfeited due to his separation from the Company prior to their vesting.

“Salary” is comprised of the cash salary earned by the named executive officers in 2010. In December 2009, the Committee reviewed and retained the same annual salary levels for the Company’s then named executive officers for 2010 as previously in place, which salaries had not been raised since 2007 and in April 2009 had been reduced 7-10%, as described on page 24—with the exception of the General Counsel who had received a market increase during 2009. Mr. Bailey’s salary was set upon his hiring mid-year 2009. These salary amounts and non-equity incentive compensation amounts include deferred compensation for Ms. Salka, Mr. Henderson and Ms. Jackson in 2010 in the amounts of $22,483, $17,827, and $17,695, respectively, and 401(k) contributions for Ms. Jackson in the amount of $16,078.

“Bonus” consists of the transaction bonuses granted in September 2010 (to be paid in March 2011) to reward the executives’ individual efforts associated with effecting the Medfinders transaction, and for Mr. Bailey in 2009, includes a sign-on bonus he received upon joining the Company.

“Stock Awards” reflects the value of RSUs granted in February 2010. For each of the named executive officers, the value is the full aggregate grant date fair value (which represents the fair market value as defined under the Equity Plan on the grant date) of the awards for both the current year and prior years.

“Option Awards” represent the SARs granted in February 2010. The SARs vest over three years on the anniversary date of the grant in increments of 33%, 34% and 33%, respectively, and have a contractual term of ten years unless earlier terminated in accordance with the Plan or the applicable SAR agreement.

The fair value as of the grant date for each equity award granted on February 2, 2010, is comprised of the SARs valued at $2.95 using the Black-Scholes pricing model and $8.78 for the RSUs, which represent the fair market value as defined under the Equity Plan on the grant date.

Fair Value Assumptions

The following table sets forth the assumptions used in 2010, 2009 and 2008 in the calculation of the option awards presented in our “Summary Compensation Table.” For all periods presented, the fair value of share-based awards for options awards was estimated at the date of grant using the Black-Scholes valuation model.

	2010	2009	2008
Expected term	3.4 years	3.9 years	3.9 years
Risk-free interest rate	1.5%	2.0%	2.5%
Volatility	44%	36%	30%
Dividend yield	0%	0%	0%

“Non-Equity Incentive Plan Compensation” is comprised of cash awards made to the named executive officers pursuant to the Company’s Bonus Plan. The Bonus Plan goals for the 2010 performance period (the 2010 calendar year) for the named executive officers were a matrix of Revenue and Adjusted EBITDA goals with a 20% individual performance component for the first nine months of the year, and based half on Q4 operating targets and half on integration deliverables for the final three months of the year. Based on these goals and factors (for the Company as a whole for the CEO, CFO and General Counsel, and for the Company and partially on division results for the President of Nurse and Allied Staffing), the named executive officers earned plan bonuses ranging from 14% to 33% of base salary as follows: Ms. Salka, 27%; Mr. Bailey, 14%, Ms. Jackson, 23%; and Mr. Henderson, 33%. The higher relative percentage for Mr. Henderson, the President, Nurse and Allied Staffing, reflects that segment’s better Revenue and EBIDTA performance as compared to targets, than the Company as a whole. As indicated under “Salary” above, the non-equity incentive compensation paid in the fiscal year following that in which earned, includes any portions deferred pursuant to the Company’s 401k plan or deferred compensation plan.

“All Other Compensation” consists of compensation received from employer matching contributions to the Company’s Executive Non-Qualified Excess Plan and the Company’s 401(k) Plan, and life insurance premiums paid by the Company for each named executive officer. The 2009 figures include payments to Ms. Salka, Mr. Henderson and Ms. Jackson for accrued paid time off that was not taken and was paid out to the named executive officers in April 2009, pursuant to a Company policy instituted that year to thereafter cease the accrual of paid time off for Vice Presidents and above. In addition, Mr. Henderson’s 2009 “All Other Compensation” includes a housing allowance of $45,445, paid monthly to him in 2009, under an amendment to his hire offer letter. As described in the 2009 proxy, the Company will not enter into any future employment agreements with tax gross-ups.

The following table contains information concerning grants of plan-based awards to the named executive officers under our cash and equity plans during the year ended December 31, 2010:

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # Of Shares Of Stock Or Units	All Other Option Awards:# Of Securities Underlying Options	Exercise Or Base Price Of Option Awards ($/SH)	Grant Date Fair Value Of Stock and Options Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Susan R. Salka	1/27/2010	0	506,250	911,250
	2/2/2010							112,111	193,949	8.78	1,556,484

Bary G. Bailey	1/27/2010	0	216,000	388,800
	2/2/2010							37,370	64,650	8.78	518,826

Denise L. Jackson	1/27/2010	0	210,000	341,550
	2/2/2010							35,813	61,956	8.78	497,208
	2/2/2010							39,792			349,374

Ralph Henderson	1/27/2010	0	189,750	378,000
	2/2/2010							36,332	62,854	8.78	504,414
	2/2/2010							40,369			354,440

Non-Equity Incentive Plan Awards:

“Estimated Future Payouts Under Non-Equity Incentive Plan Awards” reflects the 2010 threshold, target and maximum awards available under our Bonus Plan, tied to achievement of Revenue and EBITDA targets by the Company in 2010, with a 20% individual performance element in the first nine months of the year, and a 50% individual performance element related to integration deliverables in the final quarter of the year. The annual targets were established by the Committee in February 2010, with bonus accrued for the first nine months based on performance up until and pro-rated as of that date. In light of the Medfinders acquisition, new Q4 operating targets were later set on which the Q4 financial portion of the bonus was based. The Bonus Plan is described in detail in the Compensation Discussion and Analysis section of this proxy statement. For the first three quarters of 2010, the Company did not achieve its consolidated targets, but did perform above the consolidated EBITDA and EPS threshold level for bonuses to be funded. The Nursing and Allied division missed the revenue threshold but exceeded the threshold and target for EBITDA. For the final quarter, the Company did not reach its consolidated targets. The actual bonus earned by each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amounts reflected in the Grants table above are estimated amounts at the time of grant.

Equity Incentive Plan Awards:

“All Other Stock Awards” reflect the number of RSUs granted by the Company during 2010 to each named executive officer pursuant to the Equity Plan. The annual grant of RSUs made on February 2, 2010 to each of the four officers vest in three years, provided, however, pursuant to the terms of the grant agreement, 33% of the RSUs vest on an accelerated basis in 2011 depending on the Company’s achievement of the specified Adjusted EBITDA target for fiscal year 2010 ($39.4 million), and 34% in 2012 should the Company achieve or exceed the specified Adjusted EBITDA target for fiscal year 2011. In addition to the annual grant, Ms. Jackson and Mr. Henderson received on February 2, 2010, a retention grant of RSUs that vest incrementally over three years, with no possibility of acceleration. In each case, the settlement date of the RSUs is the vesting date unless the grantee otherwise elects a later date under the terms of the Deferred Compensation Plan. The fair value as of the grant date for each RSU granted is $8.78, which represents the fair market value as defined under the Equity Plan on the grant date.

“All Other Option Awards” reflects the number of shares underlying SARs granted by the Company during 2010 pursuant to the Equity Plan, to be settled in stock, to each named executive officer in the amounts reflected in the table. The SARs vest over three years on the anniversary date of the grant in increments of 33%, 34% and 33%, respectively, and have a term of ten years unless earlier terminated in accordance with the Plan or the applicable SAR agreement. The fair value as of the grant date for each SAR granted in February, 2010 is $2.95, using the Black-Scholes pricing model.

Outstanding Equity Awards at Fiscal Year End

The following table represents equity interests held by the named executive officers as of December 31, 2010. The equity awards represented in the table are comprised of stock options, RSUs and SARs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Vesting Date(1)	Option Exercise Price	Option Expiration Date	# of Shares or Units of Stock that have not Vested (#)	RSU Vesting Date(2)	Market Value of Shares or Units of Stock that have not Vested ($)
Susan R. Salka	39,405	—		$9.68	5/8/2013	71,681	4/8/2011	440,121
	160,000	—		$14.94	5/18/2014	67,782	1/7/2012	416,181
	185,000	—		$14.86	5/4/2015	112,111	2/2/2013	688,362
	43,250	—		$18.03	4/12/2016
	41,303	20,343	4/8/2009	$16.18	4/8/2018
	38,473	78,113	1/7/2010	$8.71	1/7/2019
	—	193,949	2/2/2011	$8.78	2/2/2020

Bary G. Bailey	72,545	147,289	7/20/2010	$6.57	7/20/2019	47,929	7/20/2012	294,284
	—	64,650	2/2/2011	$8.78	2/2/2020	37,370	2/2/2013	229,452

Denise L. Jackson	7,500	—		$9.68	5/8/2013	16,643	4/8/2011	102,188
	27,500	—		$14.94	5/18/2014	19,456	1/7/2012	119,460
	65,000	—		$14.86	5/4/2015	1,298	5/11/2011	7,970
	11,662	—		$18.03	4/12/2016	39,792	3/2/2011	244,323
	12,329	6,073	4/8/2009	$16.18	4/8/2018	35,813	2/2/2013	219,892
	11,043	22,421	1/7/2010	$8.71	1/7/2019
	—	61,956	2/2/2011	$8.78	2/2/2020

Ralph Henderson	22,014	—	9/4/2008	$17.86	9/4/2017	18,791	4/8/2011	115,377
	13,921	6,856	4/8/2009	$16.18	4/8/2018	21,967	1/7/2012	134,877
	12,468	25,314	1/7/2010	$8.71	1/7/2019	1,465	5/11/2011	8,995
	—	62,854	2/2/2011	$8.78	2/2/2020	40,369	3/2/2011	247,866
						36,332	2/2/2013	223,078

(1)

Each SAR becomes exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. The date shown in this column reflects the first vesting date. Where blank, the SARs or Options are fully vested.

(2)

With the exception of the May 2009 and February 2010 Retention RSU grant, each RSU award vests on the third anniversary of the grant date, which date is shown in this column, except that—should the Company achieve the Adjusted EBITDA targets each year—the RSUs would vest on an accelerated basis, with one-third vesting 13 months after the grant date, and a second one-third vesting on the second anniversary of grant date. The Company did not achieve the accelerated vesting for the 2007, 2008 or 2009 periods. With regard to the May 2009 and February 2010 RSU grants for Ms. Jackson and Mr. Henderson, the awards vest ratably over three years, with the date shown in this column reflecting the next vesting date following December 31, 2010.

Option Awards

“Option Awards” are comprised of stock options and SARs. SARs were granted from 2006 through 2010, and stock options were granted prior to 2006. The column, “Number of Securities Underlying Unexercised Options Exercisable”, represents the number of fully exercisable stock options and SARs which have been granted to the named executive officers, but have not been exercised. The column, “Number of Securities Underlying Unexercised Options Unexercisable,” represents the number of stock options and SARs which have been granted to the named executive officers, but have not yet vested and are therefore unexercisable. The column, “Option Exercise Price”, represents the price which the named executive officer must pay per equity unit to exercise the stock options or SARs. The column, “Option Expiration Date”, reflects the expiration date for the exercise of the stock options or SARs and is set ten years after the applicable grant date. Effective November 2, 2010, both Ms. Salka and Ms. Jackson opted voluntarily to surrender their 2002 stock option grants and 2007 SAR grants, which were underwater, resulting in Ms. Salka foregoing awards totaling 101,530 shares, and Ms. Jackson 23,398 shares.

Stock Awards:

“Stock Awards” consist of RSUs granted pursuant to the Equity Plan from 2007 through 2010. The column, “Number of Shares or Units of Stock That Have Not Vested”, represents the number of RSUs which have not yet vested. The column, “Market Value of Shares or Units of Stock That Have Not Vested”, represents the number of RSUs that have not vested multiplied by $6.14, the closing price of our Common Stock as of December 31, 2010.

Options Exercises and Stock Vested

The following table shows information regarding exercises of option awards to purchase our Common Stock and vesting of stock awards held by our named executive officers during 2010, as of December 31, 2010.

OPTIONS EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Susan R. Salka	—	—	48,291	460,696
Bary G. Bailey	—	—	—	—
Denise L. Jackson	—	—	11,852	112,626
Ralph Henderson	—	—	20,632	100,464

Option Awards:

No option awards or SARs were exercised by the executive officers in 2010.

Stock Awards:

The Company has made stock awards of RSUs since 2006. These stock grants vest in three years, with the potential for partial accelerated vesting earlier if EBITDA performance targets are met. Such performance targets were not met in 2007, 2008 or 2009. Accordingly, the 2007 RSU grant fully vested in April 2010 for Ms. Salka and Ms. Jackson, and in September 2010 for Mr. Henderson. In May 2009, Ms. Jackson and Mr. Henderson received an all-employee RSU grant (awarded to all Company employees at the time of a companywide base pay decrease) that vests ratably over three years, with the first third vesting in May 2010. (Ms. Salka had declined receiving such a grant, and Mr. Bailey was not employed by the Company at the time of the all-employee grant.) The “Value Realized on Vesting” reflects the aggregate market price of the stock on the respective dates of vesting.

Nonqualified Deferred Compensation

We maintain the 2005 Amended and Restated Executive Nonqualified Excess Plan which provides our executives with the opportunity to defer up to 80% of their base salary and 100% of their bonus. The executives are also permitted to defer the settlement date of their RSUs. Through June 2009, the Company made discretionary matching contributions to the plan of 50% up to the first 6% of the executive’s cash compensation that vest incrementally so that the executive is fully vested in the match following five years of employment. This match was suspended in June 1, 2009, in light of the Company’s reduced revenues, until October 2010, when it was reinstated at the 25% level for the first 6% of compensation deferred during the final months of 2010. For 2011, the Company will match 25% up to the first 8% contributed by the employee. All deferrals under the plan (other than deferrals of restricted stock units) are credited with earnings or losses based upon the executive’s selection of thirteen measurement funds which are all publicly traded mutual funds. Executives may change their election of measurement funds on a daily basis. The measurement funds are: Nationwide NVIT Money Market, PIMCO VIT Real Return, PIMCO VIT Total Return, LASSO® Long and Short Strategic Opportunities® , T. Rowe Price Equity Income, Dreyfus Stock Index, American Funds IS Growth, Goldman Sachs VIT Mid Cap Value, Morgan Stanley UIF Mid Cap Growth, Royce Capital Small Cap, Vanguard VIF Small Company Growth, MFS VIT II International Value, and American Funds IS International.

Benefits under the plan are payable in a lump sum or in annual installments for a period of up to ten years beginning six months after the executive’s separation from service. Executives may also select at the time of deferral to be paid upon a change of control or a fixed distribution date which must be at least two years after the date of deferral. Payments under the plan are also payable if the executive experiences an unforeseen financial emergency. Any deferrals of RSUs are settled in shares upon a fixed date selected by the executive or upon a separation from service or change in control.

The following table reflects contributions made by the named executive officers and the Company pursuant to the 2005 Amended and Restated Executive Nonqualified Excess Plan and aggregate earnings, withdrawals and balance information.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawal Distributions ($)	Aggregate Balance at FYE ($)
Susan R. Salka	22,483	870	122,489	—	1,452,655(1)
Bary G. Bailey	—	—	—	—	—
Denise L. Jackson	17,695	464	46,680	—	349,754
Ralph Henderson	17,827	—	6,111	—	56,009

(1)	This amount includes $337,700, representing the value of 55,000 deferred vested RSUs, determined based on a stock price of $6.14, the closing price as of December 31, 2010.

The executive contributions are included in the 2010 “Salary” and 2009 “Non-Equity Incentive Compensation” columns of the Summary Compensation Table. These amounts include cash compensation deferred in 2010 for Ms. Salka, Mr. Henderson and Ms. Jackson in the amounts of $22,483, $17,827, and $17,695, respectively. The Company’s matching contributions are reported in the “All Other Compensation” column of the Summary Compensation Table and include contributions for Ms. Salka and Ms. Jackson in the amounts of $870, and $464, respectively. Mr. Henderson deferred only his 2009 bonus, which was paid in the first quarter of 2010, during which time the Company match was not in effect. Mr. Bailey has not participated in the deferred compensation plan.

Termination of Employment and Change in Control Arrangements

Ms. Salka’s Employment Agreement

The Company is party to an employment agreement with Ms. Salka dated May 4, 2005, and amended February 6, 2008, as disclosed in our 2008 Proxy Statement. Ms. Salka’s employment agreement provides that she will serve as the Company’s President and Chief Executive Officer. She will receive a base salary that may be increased annually at the discretion of the Committee, an annual bonus opportunity subject to meeting certain performance based criteria, and be eligible to participate in the Company’s equity plans, employee benefit plans and other benefits programs provided in the same manner and to the same extent as to the Company’s other senior management. The term of Ms. Salka’s employment agreement is through May 4, 2012.

Ms. Salka’s employment agreement provides that she will receive severance benefits under four circumstances: (1) in the event of her disability or death; (2) if the Company terminates her employment for any reason other than “cause”7; (3) if she terminates her employment for “good reason”8 or (4) in the event of a

[7]	“Cause” is defined in Ms. Salka’s agreement as a termination of employment by the Company due to the employee’s (i) commission of an act of fraud or embezzlement against the Company or any of its subsidiaries or conviction in a court of law, or guilty plea or no contest plea, of any charge involving an act of fraud or embezzlement; (ii) conviction in a court of law, or guilty plea or no contest plea, to a felony charge; (iii) willful misconduct as an employee of the Company or any of its subsidiaries which is reasonably likely to result in injury or financial loss to the Company or its subsidiaries; (iv) willful failure to render services to the Company or any of its subsidiaries in accordance with employment, which amounts to a material neglect of duties to the Company and does not result from physical illness, injury or incapacity, and which failure is not cured promptly after adequate notice; or (v) a material breach of certain covenants of the agreement, if not cured within 30 days after written notice.

[8]	“Good Reason” is defined in the agreement as (i) a material breach by the Company of the employment agreement with the exception of certain provisions thereto or of the Non-Qualified Stock Option not cured within 30 days after the Board’s receipt of written notice of such non-compliance; (ii) the assignment to Ms. Salka without her consent by the Company of duties materially and adversely inconsistent with the her position, duties or responsibilities, or a change in her title or office, or any removal of her from any of such positions, titles or offices, or any failure to elect or reelect her as a member of the Board or any removal of her as such a member, subject to certain exceptions; or (iii) the relocation of the Company’s headquarters from San Diego, California of more than 50 miles without the approval of the Executive.

“change of control.”9 In the event of her death or disability, the estimated benefits which Ms. Salka or her estate, as applicable, would be entitled to total $1,526,390 (disability) or $1,525,152 (death), assuming the triggering event took place on December 31, 2010. This amount is comprised of an immediate lump sum severance payment of two years of base salary totaling $1,350,000; an amount equal to her bonus, which is calculated based on the average of her bonuses earned for the three most recent fiscal years (“average bonus”), $161,059; and twenty-four months of continued medical, life, dental and, if applicable, disability insurance benefits, at an estimated cost of $15,331 (disability) or $14,093 (death). In the event of her termination by the Company without cause, or if she resigns for good reason, the estimated severance benefits Ms. Salka would be entitled to total $1,687,450 based upon severance equal to two times the sum of her base salary as of December 31, 2010, totaling $1,350,000, two times her average bonus totaling $322,119, payable in a lump sum not later than thirty (30) days following termination of employment, and $15,331 as benefits for her and her dependents. If, within one year following a “change of control”, Ms. Salka is terminated without cause by the Company, or resigns for good reason, she would be entitled to three years of salary and three times her average bonus plus severance benefits totaling approximately $2,523,509, in a lump sum severance payable as soon as reasonably practicable following such termination. In addition, any unvested shares of RSUs, unvested options or other equity-based compensation awards held by Ms. Salka automatically shall become 100% vested upon any “change in control” (as defined in Ms. Salka’s Stock Option Agreements and the Equity Plan), resulting in additional payment of $1,564,790, for a total payout of $4,088,299.

Under some circumstances, amounts payable under Ms. Salka’s employment agreement are subject to a full “gross-up” payment to make Ms. Salka whole in the event that she is deemed to have received “excess parachute payments” under Section 4999 of the Internal Revenue Code. This 2005 employment agreement has not been materially amended in recent years; since 2009, the Company has committed to not entering into any future employment agreements with tax gross-ups. Payment of Ms. Salka’s severance benefit may be delayed six months following her termination, if necessary to comply with the requirements of Section 409A of the Internal Revenue Code. The agreement requires the parties to enter into a release. Ms. Salka’s employment agreement also contains a confidentiality agreement and a covenant not to solicit the Company’s employees during its term and for a period of two years thereafter.

[9]	“Change in control” is defined in the amendment as occurring upon: (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) the dissolution or liquidation of the Company; (3) the sale of all or substantially all of the business or assets of the Company; or (4) the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) the Company’s shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” shall mean the corporation resulting from a Business Combination, and “Parent Corporation” shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.

The table below sets forth the benefits Ms. Salka would receive, assuming a December 31, 2010 termination date.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

CHIEF EXECUTIVE OFFICER

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)(1)	Tax Gross- Ups ($)	TOTAL ($)
Termination of Employment by Company without Cause or by Executive for Good Reason Absent a Change in Control	1,350,000	322,119	15,331	—	—	1,687,450
Disability	1,350,000	161,059	15,331	—	—	1,526,390
Death	1,350,000	161,059	14,093	—	—	1,525,152
Termination of Employment by Company without Cause or by Executive for Good Reason with a Change in Control	2,025,000	483,178	15,331	1,564,790	—	4,088,299

(1)	The value of accelerated equity awards was computed using $6.22, the mean price of our stock on December 30, 2010. This column does not reflect awards that are already vested.

Executive Officer Severance Agreements:

The Company is a party to executive severance agreements with Ms. Jackson, dated May 4, 2005, as amended on March 8, 2006 and February 6, 2008, and with Mr. Henderson, dated September 4, 2007, and amended February 6, 2008, as disclosed in the Company’s 2008 Proxy Statement; with Mr. Bailey, dated August 10, 2009; and with his successor, Mr. Scott, dated January 24, 2011. The severance agreements provide that these individuals will receive severance benefits if the Company terminates their employment without “cause,” or relocates their position to a locale beyond a 50 mile radius of the Company’s current corporate headquarters in San Diego, California (in either case, an involuntary termination). In the event of an involuntary termination, benefits include cash payment equal to the executive’s annual salary, payment of a prorated portion of the executive’s average bonus for the three most recent fiscal years (“average bonus”) and reimbursement for the COBRA health coverage for the executive’s health insurance for that twelve-month period (or until the executive becomes eligible for comparable coverage under another employer’s health plans, if earlier), less the employee’s share of premiums.

In this situation, assuming the triggering event took place on December 31, 2010, the last day of the Company’s fiscal year, for Mr. Bailey, severance benefits payable in the event of an involuntary termination would total approximately $419,167 which is comprised of salary of $360,000, average bonus of $48,954 and $10,213 reimbursement for health coverage. Assuming the triggering event took place on December 31, 2010, the last day of the Company’s fiscal year, for Mr. Henderson, severance benefits payable in the event of an involuntary termination would total approximately $471,220, which is comprised of salary of $350,000, average bonus of $116,273 and $4,947 reimbursement for health insurance. Assuming the triggering event took place on December 31, 2010, the last day of the Company’s fiscal year, for Ms. Jackson, severance benefits payable in the event of an involuntary termination would total approximately $412,765 which is comprised of salary of $345,000, average bonus of $64,860 and $2,905 reimbursement for health insurance. Each executive severance agreement contains a requirement that the executive execute a general release in favor of the Company as a condition to receiving the severance payments.

In the event of an involuntary termination within one year of a “change in control” (defined as in Ms. Salka’s employment agreement, see footnote 9, above), the executives’ severance payment is enhanced to two times the sum of the executive’s annual salary plus average bonus. The severance payments that would have been payable to Mr. Bailey, Mr. Henderson and Ms. Jackson in such circumstance, assuming a change in control and involuntary termination on December 31, 2010, are shown in each officer’s table below, which also reflects the value of accelerated equity awards.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

OTHER EXECUTIVE OFFICERS

Bary G. Bailey Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	TOTAL ($)
Involuntary Termination of Employment Absent a Change in Control	360,000	48,954	10,213	—	419,167
Involuntary Termination of Employment Within One Year of a Change in Control	720,000	97,908	10,213	530,560	1,358,681

Denise L. Jackson Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	TOTAL ($)
Involuntary Termination of Employment Absent a Change in Control	345,000	64,860	2,905	—	412,765
Involuntary Termination of Employment Within One Year of a Change in Control	690,000	129,721	2,905	702,872	1,525,498

Ralph Henderson Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	TOTAL ($)
Involuntary Termination of Employment Absent a Change in Control	350,000	116,273	4,947	—	471,220
Involuntary Termination of Employment Within One Year of a Change in Control	700,000	232,546	4,947	739,707	1,677,200

Value of Accelerated Equity Awards

Pursuant to the terms of the equity award agreements with the Company’s executive officers, upon a change in control of the Company, all unvested equity awards become vested and exercisable.10 We have included the value of accelerated vesting of our equity awards in the above tables. For this purpose, we used $6.22, the mean price of our stock on December 30, 2010. This column does not reflect awards that are already vested.

[10]	A change in control under the Company’s form RSU and SAR grant agreements is deemed to occur upon (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) the dissolution or liquidation of the Company; (iii) the sale of all or substantially all of the business or assets of the Company; or (iv) the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) the Company’s shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” shall mean the corporation resulting from a Business Combination, and “Parent Corporation” shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors. Pursuant to the Company’s Equity Plan, certain nonqualified deferred compensation may not be distributed earlier than one of certain specified events, which included the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Section 1.409A-3(g) of the proposed regulations promulgated under Section 409A by the Department of the Treasury on September 29, 2005 or any subsequent guidance).

DIRECTOR COMPENSATION

The following table provides information about the compensation that our directors earned during fiscal year 2010. The table does not include Ms. Salka, who is Director, President and Chief Executive Officer and who received no additional compensation for her service as a director.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin E. Chavez(1)	16,667	28,551	5,937				51,155
R. Jeffrey Harris (2)	59,313	84,441	18,997	—	—	—	162,752
Michael M.E. Johns	45,625	84,441	18,997	—	—	—	149,064
Martha Marsh	16,667	33,383	6,908				56,958
Hala G. Moddelmog	27,625	84,441	18,997	—	—	—	131,064
Andrew M. Stern(3)	51,917	84,441	18,997	—	—	—	155,356
Paul E. Weaver(4)	71,313	84,441	18,997	—	—	—	174,752
Douglas D. Wheat(5)	88,438	84,441	18,997	—	—	—	191,877
Wyche H. Walton(6)	16,667	28,551	5,937	—	—	—	51,155

(1)

As described on page 6, Mr. Chavez was appointed to the Company’s Board of Directors on September 1, 2010, to serve until the 2011 Annual Shareholders agreement, pursuant to the Stockholders Agreement entered into between AMN and GSUIG, among other parties. Pursuant to a consulting agreement between GSUIG affiliate Goldman Sachs & Co. (“Goldman”) and Mr. Chavez’ current firm, NMS Capital Services, LLC, Mr. Chavez agreed to remit his director fees and stock and SARs to Goldman.

(2)	Mr. Harris is Chairman of the Company’s Compensation and Stock Plan Committee.

(3)	Mr. Stern is Chairman of the Company’s Corporate Governance Committee.

(4)	Mr. Weaver is Chairman of the Company’s Audit Committee.

(5)	Mr. Wheat is Chairman of the Company’s Board of Directors.

(6)

Mr. Walton was appointed to the Board on September 1, 2010, to serve until the 2011 Annual Meeting of Stockholders, as described on page 6. Mr. Walton has an agreement with Haas Wheat & Partners Incorporated to assign all compensation to Haas Wheat & Partners Incorporated.

The Company pays non-employee directors an annual cash retainer and no meeting fees. The Chairman of the Board and Committee chairmen each receives an additional annual retainer. In April 2009, the directors’ compensation was reduced fifteen percent, to reflect the Company’s reduced revenues due to ongoing economic conditions. The cash compensation for the non-employees directors for the 2009-2010 term was set as follows: annual director retainer of $42,500, Chairman retainer of $21,250, Audit and Compensation and Stock Plan Committee Chairmen retainer of $12,750 each and Corporate Governance Committee Chairman retainer of $8,500. Subsequently, in April 2010, the Board raised the Chairman of the Board’s retainer to $50,000, and the Audit Committee Chair retainer to $30,000. In July 2010, the Board unanimously approved the restoration of the director and Corporate Governance and Compensation Committee chair cash retainers to their previous levels, effective August 1, 2010, to $50,000, $10, 000 and $15,000, respectively. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their service.

The Company does not have a program of automatic annual equity grants, but historically has granted equity awards in the form of stock options, RSUs or SARs to non-employee directors upon appointment or election to the Company’s Board of Directors, and periodically thereafter during the director’s term. The value of such awards has historically been two to three times that of the director cash retainer. The shares underlying RSU grants typically vest in one year but are not distributed to directors until each director’s separation of service from the Company. Thus, structuring the RSUs in this manner has the effect of requiring the directors to hold equity in the Company. Although discretionary, the Company anticipates that it will continue to grant equity awards to non-employee directors in accordance with historical practices and equity value levels. Non-employee directors are not eligible to participate in the Company’s Bonus Plan or the Deferred Compensation Plan. The 2010 director equity awards remained subject to the fifteen percent reduction in value instituted in 2009.

The “Stock Awards” column reflects the full aggregate grant date fair values of the awards. Each non-employee director was granted 9,563 RSUs and 8,224 SARs on April 13, 2010, with the exception of the three directors appointed in September, Messrs. Chavez and Walton and Ms. Marsh, who received a pro-rated amount of 6,275 RSUs and 5,397 SAR, on their respective September dates of appointment to the Board. The “Options Awards” column reflects the full aggregate grant date fair values of the awards for the current year. See the footnotes to the Company’s Consolidated Financial Statements reported in the Company’s Form 10-K for fiscal year ended December 31, 2010 for details as to the assumptions used to determine the fair value of the option awards during the fiscal year 2010. Each of Messrs. Walton and Chavez disclaim beneficial ownership of their respective RSUs and SARs, as described above.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act”, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis section, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for Company performance, the achievement of specific annual, long-term and strategic goals, and the realization of increased stockholder value. Our executive compensation programs are substantially tied into our key business objectives and, therefore, aligned with the interests of our shareholders. The Board of Directors maintains the highest level of corporate governance over our executive pay programs, and closely monitors best practices and the compensation programs and pay levels of executives at peer companies to ensure that our compensation programs are within the norm of a range of market practices.

The Company has in the past sought approval from shareholders regarding the incentive plans that we use to motivate, retain and reward our executives. Those incentive plans, including the Senior Management Incentive Bonus Plan and the AMN Healthcare Equity Plan, were most recently reapproved by our shareholders in 2008 and 2009, respectively—and make up a majority of the pay that the Company provides to our executives. Specifically, incentive pay accounted for over 60% of the CEO’s total compensation in each of the last three years; and 50-70% of the other named executive officers’ pay. We believe this mix of pay appropriately incents executives without excessive risk. Over the past three years, the Committee has taken incremental steps to further emphasize its philosophy of pay for performance:

•

Maintained base compensation for the CEO and President, Nurse and Allied Staffing; additionally, these and most officers were subject to a base pay reduction during the period April 2009 until late 2010;

•

Rather than increasing base pay, increased the percentage of base salary target for cash incentives to further cultivate a pay for performance accountability and address disparities in peer benchmarks for cash incentive compensation and total cash compensation;

•

In recognition of the significant decline in the Company’s revenue stream as a result of the economic recession, revised the executive cash incentive plan so that target bonus payouts required exceeding annual operating plan financial targets;

•	Introduced to the cash incentive program an individual performance component, such as achievement of integration goals;

•	Reduced the equity award grants in recognition of the Company’s reduction in market capitalization, notwithstanding achievement of established objective performance measures; and

•	Introduced a performance equity award whose value is based on relative total shareholder return of the Russell 2000 as well as absolute total shareholder return.

The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting

of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and narrative disclosure.”

Because your vote is advisory, it will not be binding on the Company, the Compensation Committee, or our Board of Directors. However our Board of Directors and our Compensation Committee value the opinions of our stockholders and will review the voting results and take them into consideration when making future decisions regarding the executive compensation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3:

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently the Company should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation to occur every three years, every two years or every year. Stockholders may also abstain from voting on this proposal.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year (an annual vote) is the most appropriate alternative, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Stockholders are not voting to approve or disapprove the Board’s recommendation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices on a routine basis. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years, or abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF EVERY ONE YEAR (ANNUAL) AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial reporting process, including establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating and expressing an opinion on the effectiveness of internal control and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

KPMG is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not employees of the Company, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls which management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to the Board, they have relied on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

The Audit Committee is responsible for the appointment, subject to stockholder ratification, of the Company’s independent registered public accounting firm. The members of the Audit Committee are independent as defined by Section 303A of the New York Stock Exchange Listed Company Manual.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm management’s report on the effectiveness of the Company’s internal control over financial reporting as well as KPMG’s report related to its audit of (i) the consolidated financial statements; and (ii) the effectiveness of internal control over financial reporting. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees). In addition, the Audit Committee has received from KPMG the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with KPMG’s independence. KPMG advised the Audit Committee that KPMG was and continues to be independent accountants with respect to the Company.

The Audit Committee discussed with KPMG the overall scope and plans for their audits. The Audit Committee has met with KPMG, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussions with management and KPMG, the Audit Committee’s review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Audit Committee Members

Paul E. Weaver

Andrew M. Stern

R. Jeffrey Harris

PROPOSAL 4:

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

On February 24, 2011, upon the recommendation of the Audit Committee, the Company’s Board of Directors appointed KPMG LLP (KPMG) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. The Board proposes and recommends that the stockholders ratify this appointment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG served as the Company’s principal independent registered public accounting firm for 2010. Representatives from KPMG will be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to any appropriate questions. The fees paid or accrued for audit services and the fees paid for audit related, tax and all other services rendered by KPMG for each of the last two years are as follows:

Audit Fees:    KPMG billed $1,208,150 and $1,333,875 for audit fees in 2010 and 2009, respectively. Audit fees consist of fees for professional services rendered in connection with the annual audits of (i) the Company’s consolidated financial statements; (ii) the effectiveness of internal control over financial reporting; (iii) reviews of the interim consolidated financial statements included in quarterly reports, and (iv) fees for SEC registration statement services.

Audit-Related Fees:    KPMG billed $1,650 and $1,500 for audit-related services in 2010 and 2009, respectively. Audit-related fees consist principally of a subscription to an on-line research tool licensed from KPMG.

Tax Fees:    KPMG billed $319,364 in 2010 for professional services rendered relating to tax-related due diligence for the Medfinders acquisition. KPMG billed $34,429 in 2009 for professional services rendered for consulting services related to the FIN 48 analysis.

All Other Fees:    KPMG billed $488,955 for professional services rendered relating to accounting and audit-related matters for the Medfinders acquisition in 2010. KPMG did not render any other services in 2009.

Pursuant to the Audit Committee Charter, it is the policy of the Audit Committee to review in advance, and grant any appropriate pre-approvals of all auditing services to be provided by the independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith, to approve all fees and other terms of engagement. In 2009 and 2010, the Audit Committee approved all fees billed by KPMG prior to the engagement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

OTHER MATTERS

Stockholder Proposals for the 2012 Annual Meeting

From time to time, stockholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next Annual Meeting of Stockholders. Any stockholder who desires to bring a proposal at the Company’s 2012 Annual Meeting of Stockholders without including such proposal in the

Company’s proxy statement must deliver written notice thereof to the Secretary of the Company not before December 14, 2011 and not later than January 13, 2012. Stockholder proposals intended to be included in the 2012 proxy statement must be received by the Company no later than November 15, 2011 and otherwise comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.

If a stockholder proposal is not properly submitted for inclusion in the 2012 proxy statement pursuant to the requirements described above (but otherwise complies with the advanced notice provisions of the Company’s by-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2012 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

Annual Report

Stockholders will receive with this proxy statement a copy of the Company’s Annual Report including the financial statements and the financial statement schedules included in the Company’s annual report on Form 10-K as filed with the SEC for the fiscal year ended December 31, 2010 and certain exhibits thereto. Stockholders may request additional copies in writing at the following address:

AMN Healthcare Services, Inc.
Attention:	Denise L. Jackson
Senior Vice President, General Counsel and Secretary
12400 High Bluff Drive, Suite 100
San Diego, California 92130

In the event that the exhibits to the annual report on Form 10-K are requested, a fee may be charged for reproduction of such exhibits.

Other Business

The Board of Directors does not know of any other matter which will come before the 2011 Annual Meeting other than those described in this proxy statement. In the event that any other matters properly come up before the 2011 Annual Meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matters.

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AMN HEALTHCARE SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 12, 2011 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints Douglas D. Wheat, Andrew M. Stern and Paul E. Weaver, or any of them, as attorneys and proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of Common Stock of AMN Healthcare Services, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on April 12, 2011 at 1:00 p.m. Pacific Time at the Company’s offices located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130, or at any adjournment or adjournments thereof, with all powers which the undersigned would possess if personally present.

(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

AMN HEALTHCARE SERVICES, INC.

April 12, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://materials.proxyvote.com/001744

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and  mail in the envelope provided.  i

■	00000333333303040300 7		041311

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, proxies will vote this proxy FOR electing each of the seven (7) nominees to the Board of Directors; FOR proposal 2; FOR “ONE YEAR” frequency on proposal 3; FOR proposal 4; and, in their discretion upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY USING THE ENCLOSED ENVELOPED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

1.   Election of seven directors to hold office until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until the director resigns, is removed, or becomes disqualified:

					FOR	AGAINST	ABSTAIN
			R. Jeffrey Harris Michael M.E. Johns Martha H. Marsh Susan R. Salka Andrew M. Stern Paul E. Weaver Douglas D. Wheat		☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
					FOR	AGAINST	ABSTAIN
			2. Non-binding advisory vote to approve compensation of our named executive officers:		☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” FREQUENCY.
				1 year	2 years	3 years	ABSTAIN
			3. Non-binding advisory vote on the frequency of executive compensation votes:	☐	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.
					FOR	AGAINST	ABSTAIN
			4. Ratification of the appointment of KPMG LLP as the Company’s Independent registered public accounting firm for the fiscal year ending December 31, 2011:		☐	☐	☐
	To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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